================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               -----------------

                                   FORM 8-K

                                CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event Reported): October 9, 2003

                               -----------------

                              LEVI STRAUSS & CO.
            (Exact Name of Registrant as Specified in its Charter)

         DELAWARE                 333-36234                 94-0905160
     (State or Other       (Commission File Number)      (I.R.S. Employer
     Jurisdiction of                                   Identification No.)
      Incorporation)

                              1155 BATTERY STREET
                        SAN FRANCISCO, CALIFORNIA 94111
(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

                                (415) 501-6000
             (Registrant's telephone number, including area code)

================================================================================

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     On September 10, 2003, the Company announced its preliminary results for its third fiscal quarter ended August 24, 2003. On September 30, 2003, the Company issued its press release discussing its third-quarter results in more detail, which included unaudited condensed consolidated financial information. The Company's quarterly report on Form 10-Q for the third quarter was required to be filed by Wednesday, October 8.

     In the course of reviewing the Company's third-quarter financial statements and the draft of the quarterly report on Form 10-Q, and following discussions with its independent auditors, the Company has determined that proposed changes to certain tax liabilities and related changes to its effective tax provision in the third quarter, as reflected in the data presented in its press releases dated September 10 and September 30, are not correct.

     The issue involves reporting errors made in the Company's tax returns for the years 1998 and 1999 and whether there is a related error reflected in the financial statements for fiscal year 2001. In its tax returns for 1998 and 1999, the Company reported incorrectly on the disposition of fixed assets, primarily a double deduction for losses related to various plant closures. These reporting errors on the Company's tax returns did not affect the Company's results of operations for the fiscal years 1998 through 2000. In 2001, adjustments made to the Company's deferred tax accounts resulted in the reporting errors being reflected in the Company's financial statements for 2001.

     The Company did not confirm the tax return errors until it updated its review of its Internal Revenue Service audit positions for 1998 and 1999 earlier this year. In preparing the third-quarter financial statements, the Company reflected the item as an adjustment to the full-year effective tax rate for 2003, in effect treating this item as a change in accounting estimate that would be recorded in the third and fourth quarters of 2003. The third-quarter financial results set forth in the Company's press releases dated September 10 and September 30 reflect this accounting approach.

     Following the September 10 and September 30 press releases, in the course of reviewing the Company's third-quarter financial statements and the draft Form 10-Q for the third quarter and following discussions with its independent auditors, the Company determined that the adjustment for this item should be treated as an accounting error in 2001 rather than as a change in accounting estimate. The Company has also concluded that a restatement of its fiscal year 2001 financial statements is required to address this item.

     Treatment of this item as an accounting error in 2001 results in the Company's net income for fiscal year 2001 being reduced by approximately $26 million to $125 million, rather than $151 million as recorded in previously published financial statements. The corresponding balance sheet impact is an approximately $26 million increase in long-term income tax liabilities at November 25, 2001. There is no impact on the income statement for fiscal year 2002 other than an immaterial accrual for related interest expense on taxes due. The higher long-term income tax liability is also required to be reflected on the year-end fiscal 2002 balance sheet.

     Treatment of this item as an accounting error in 2001 results in the Company's net income for the third quarter of 2003 being reduced by approximately $4.9 million, from $26.7 million as reported in the September 10 and September 30 press releases, to $21.8 million. Net income is reduced in the third quarter if this item is not treated as a change in accounting estimate because the Company had a pre-tax loss for the first nine months of 2003, and therefore the Company has a reduced tax benefit if the proposed adjustment for a change in accounting estimate is not made. There is no impact on the income statement for the first two quarters of fiscal 2003 other than an immaterial accrual for related interest expense on taxes due. In addition, the impact of this item on the condensed consolidated balance sheet at August 24, 2003 as set forth in the September 30 press release is not expected to be material.

     Because this item will be reflected in the Company's restated financial results for 2001, the Company will have a lower effective tax rate in 2003 than it would have had if this item were treated as a change in accounting estimate in 2003.

     The Internal Revenue Service is aware of the reporting errors made in the Company's federal tax returns for 1998 and 1999. Due to the availability of foreign tax credits, the Company currently estimates that the net cash impact of future taxes due resulting from this item is approximately $3 million.

     On October 9, 2003, the Company announced that it would not file its quarterly report on Form 10-Q for the third quarter 2003 until an Audit Committee review of this matter is completed. The Company was therefore not able to file its quarterly report on Form 10-Q for the quarter ended August 24, 2003 within the prescribed time period and has filed a Form 12b-25 Notification of Late Filing.

     The Company expects that its independent auditors will commence a reaudit of its fiscal 2001 financial statements and plans to file such reaudited 2001 financial statements, together with a restated balance sheet for year-end 2002 and such other amended information as is appropriate, on amended Forms 10-K/A and 10-Q/A as soon as practicable. As a result of the pending restatement and reaudit of fiscal year 2001, investors are cautioned not to rely on the financial information set forth in the financial statements previously published for fiscal year 2001. It is also possible that adjustments made in connection with the restatement of 2001 financial statements could impact the Company's financial statements for subsequent periods.

     The Company expects that it will not be able to file its Form 10-Q for the quarter ended August 24, 2003 within the 5-day extension period provided by the previously filed Form 12b-25. Accordingly, in order to give investors as complete and timely information as possible with respect to the quarter ended August 24, 2003, the Company has voluntarily chosen to make available on this Form 8-K the information set forth below. Such information presents, in each case after giving effect to the adjustment for an accounting error discussed above, the following sections from the Form 10-Q that the Company currently intends to file on its Form 10-Q for the quarter ended August 24, 2003: (i) Item 1 - the Unaudited Consolidated Financial Statements of the Company, together with the notes thereto; (ii) Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations, and (iii) Item 3 - Quantitative and Qualitative Disclosures about Market Risk.

     The information below is incomplete in that it does not contain the following sections required to be filed under Form 10-Q: (i) Item 4 - Controls and Procedures; (ii) Item 6 - Exhibits and Reports on Form 8-K; and (iii) the
Section 302 and 906 certifications required by the Company's chief executive officer and chief financial officer. In addition, although the Company's management currently expects there to be no material differences between the information presented below and the information to be ultimately presented in the same sections of the Form 10-Q for the quarter ended August 24, 2003, the information set forth below is subject to change as a result of completion of the independent auditors' SAS No. 100 "Interim Financial Information" review on the third-quarter financial statements and the Audit Committee review discussed above.

     The Company plans to file the Form 10-Q for the quarter ended August 24, 2003 as soon as practicable following the completion of such reviews by the independent auditors and the Audit Committee.

                                    * * * *

   Information disclosed in this Item 12 contains, in addition to historical information, forward-looking statements within the meaning of the Private

Securities Litigation Reform Act of 1995. The Company has based these forward-looking statements on its current assumptions, expectations and projections about future events. The Company uses words like "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended 2002, especially in the Risk Factors and Management's Discussion and Analysis sections, the Company's most recent Quarterly Reports on Form 10-Q and the Company's Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on the Company's future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this report may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this report.

                                   * * * * *

PART I - FINANCIAL INFORMATION
ITEM 1.     FINANCIAL STATEMENTS

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                                       AUGUST 24,     NOVEMBER 24,
                                                                                          2003            2002
                                                                                       ----------     ------------
                                       ASSETS
Current Assets:
      Cash and cash equivalents...................................................... $    50,677      $    96,478
      Restricted cash................................................................      23,427                -
      Trade receivables, net of allowance for doubtful accounts of $19,674 in 2003
         and $24,857 in 2002.........................................................     601,225          660,516
      Inventories:
          Raw materials..............................................................      63,801           98,987
          Work-in-process............................................................      58,204           74,048
          Finished goods.............................................................     682,586          418,679
                                                                                      -----------      -----------
             Total inventories.......................................................     804,591          591,714
      Deferred tax assets............................................................     295,425          221,574
      Other current assets...........................................................     132,545           88,611
                                                                                      -----------      -----------
                  Total current assets...............................................   1,907,890        1,658,893
Property, plant and equipment, net of accumulated depreciation of $490,369 in
   2003 and $478,447 in 2002.........................................................     491,044          482,446
Goodwill ............................................................................     199,905          199,905
Other intangible assets..............................................................      43,644           43,505
Non-current deferred tax assets......................................................     578,358          573,844
Other assets.........................................................................      86,450           58,691
                                                                                      -----------      -----------
                  TOTAL ASSETS....................................................... $ 3,307,291      $ 3,017,284
                                                                                      ===========      ===========

                        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
      Current maturities of long-term debt and short-term borrowings................. $    39,588      $    95,225
      Accounts payable...............................................................     300,377          292,383
      Restructuring reserves.........................................................      20,325           65,576
      Accrued liabilities............................................................     212,014          211,834
      Accrued salaries, wages and employee benefits..................................     279,266          314,385
      Accrued taxes..................................................................      10,027          105,387
                                                                                      -----------      -----------
                  Total current liabilities..........................................     861,597        1,084,790
Long-term debt, less current maturities..............................................   2,327,412        1,751,752
Postretirement medical benefits......................................................     551,700          548,930
Long-term employee related benefits..................................................     436,672          527,418
Long-term tax liabilities............................................................     109,821           93,320
Other long-term liabilities..........................................................      35,001           11,558
Minority interest....................................................................      21,378           21,541
                                                                                      -----------      -----------
                  Total liabilities.................................................. $ 4,343,581      $ 4,039,309
                                                                                      -----------      -----------
Stockholders' Deficit:
      Common stock--$.01 par value; 270,000,000 shares authorized; 37,278,238
        shares issued and outstanding................................................         373              373
      Additional paid-in capital.....................................................      88,808           88,808
      Accumulated deficit............................................................  (1,038,357)      (1,022,322)
      Accumulated other comprehensive (loss).........................................     (87,114)         (88,884)
                                                                                      -----------      -----------
                  Total stockholders' deficit........................................  (1,036,290)      (1,022,025)
                                                                                      -----------      -----------
                  TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT........................ $ 3,307,291      $ 3,017,284
                                                                                      ===========      ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.



                       LEVI STRAUSS & CO. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                   (UNAUDITED)

                                                                  THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                           ---------------------------------   ---------------------------------
                                                           AUGUST 24, 2003   AUGUST 25, 2002   AUGUST 24, 2003   AUGUST 25, 2002
                                                           ---------------   ---------------   ---------------   ---------------
Net sales..................................................  $ 1,081,755       $ 1,017,744       $ 2,886,874       $ 2,876,546
Cost of goods sold.........................................      677,854           603,249         1,738,976         1,693,923
                                                             -----------       -----------       -----------       -----------
     Gross profit..........................................      403,901           414,495         1,147,898         1,182,623
Marketing, general and administrative expenses.............      316,261           340,390           983,193           958,129
Other operating (income)...................................      (10,280)           (6,015)          (27,348)          (20,640)
Restructuring charges, net of reversals....................            -           (16,565)           (9,719)          124,513
                                                             -----------       -----------       -----------       -----------
     Operating income......................................       97,920            96,685           201,772           120,621
Interest expense...........................................       62,524            48,476           185,550           139,009
Other (income) expense, net................................       (9,342)           20,791            33,562            20,613
                                                             -----------       -----------       -----------       -----------
     Income (loss) before taxes............................       44,738            27,418           (17,340)          (39,001)

Income tax expense (benefit)...............................       22,907            13,709            (1,304)          (19,500)
                                                             -----------       -----------       -----------       -----------
     Net income (loss).....................................  $    21,831       $    13,709       $   (16,036)      $   (19,501)
                                                             ===========       ===========       ===========       ===========

Earnings (loss) per share--basic and diluted...............  $      0.59       $      0.37       $     (0.43)      $     (0.52)
                                                             ===========       ===========       ===========       ===========

Weighted-average common shares outstanding.................   37,278,238        37,278,238        37,278,238        37,278,238
                                                             ===========       ===========       ===========       ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                                           NINE MONTHS ENDED
                                                                                  -----------------------------------
                                                                                  AUGUST 24, 2003     AUGUST 25, 2002
                                                                                  ---------------     ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)...................................................................       $  (16,036)         $  (19,501)
Adjustments to reconcile net cash provided by (used for) operating activities:
   Depreciation and amortization.............................................           47,898              54,267
   Asset write-offs associated with 2002 restructuring charge................                -              25,708
   (Gain) on dispositions of property, plant and equipment...................           (6,493)             (1,171)
   Unrealized foreign exchange (gains) losses................................          (20,145)             14,859
   Decrease in trade receivables.............................................           63,521              62,863
   (Increase) in income taxes receivables....................................          (11,843)                  -
   (Increase) in inventories.................................................         (211,414)            (86,914)
   (Increase) decrease in other current assets...............................          (26,842)                 18
   Decrease in other long-term assets........................................           21,091              13,713
   (Increase) in net deferred tax assets.....................................          (73,076)            (42,679)
   Increase (decrease) in accounts payable and accrued liabilities...........           34,178            (112,120)
   (Decrease) increase in restructuring reserves.............................          (45,251)             52,868
   (Decrease) increase in accrued salaries, wages and employee benefits......          (28,879)             83,693
   (Decrease) increase in accrued taxes......................................          (91,352)            113,992
   (Decrease) in long-term employee benefits.................................          (93,567)             (4,563)
   Increase (decrease) in long-term tax and other liabilities................           39,618            (141,930)
   Other, net................................................................              200               6,870
                                                                                    ----------          ----------
      Net cash provided by (used for) operating activities...................         (418,392)             19,973
                                                                                    ----------          ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property, plant and equipment................................          (50,937)            (33,771)
   Proceeds from sale of property, plant and equipment.......................           10,105               8,312
   Cash (outflow) from net investment hedges.................................          (20,901)            (11,135)
                                                                                    ----------          ----------
      Net cash (used for) investing activities...............................          (61,733)            (36,594)
                                                                                    ----------          ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of long-term debt..................................        1,448,660             570,308
   Repayments of long-term debt..............................................         (955,388)           (594,238)
   Net increase in short-term borrowings.....................................            8,082               1,302
   Debt issuance costs.......................................................          (44,867)             (3,219)
   Increase in restricted cash...............................................          (23,427)                  -
                                                                                    ----------          ----------
      Net cash provided by (used for) financing activities...................          433,060             (25,847)
                                                                                    ----------          ----------
Effect of exchange rate changes on cash......................................            1,264               1,895
                                                                                    ----------          ----------
      Net decrease in cash and cash equivalents..............................          (45,801)            (40,573)
Beginning cash and cash equivalents..........................................           96,478             102,831
                                                                                    ----------          ----------
ENDING CASH AND CASH EQUIVALENTS.............................................       $   50,677          $   62,258
                                                                                    ==========          ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
   Interest..................................................................       $  158,837          $  117,866
   Income taxes..............................................................          166,396              59,572
   Restructuring initiatives.................................................           41,074              45,938

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1: PREPARATION OF FINANCIAL STATEMENTS

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

     The unaudited condensed consolidated financial statements of Levi Strauss & Co. and subsidiaries ("LS&CO." or the "Company") are prepared in conformity with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented have been included. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of LS&CO. for the year ended November 24, 2002 included in the annual report on Form 10-K filed by LS&CO. with the Securities and Exchange Commission on February 12, 2003.

     The condensed consolidated financial statements include the accounts of Levi Strauss & Co. and its subsidiaries. All intercompany transactions have been eliminated. Management believes that, along with the following information, the disclosures are adequate to make the information presented herein not misleading. Certain prior year amounts have been reclassified to conform to the current presentation. The results of operations for the three and nine months ended August 24, 2003 may not be indicative of the results to be expected for the year ending November 30, 2003.

RESTRICTED CASH

     Under the Company's senior secured credit facility in place as of August 24, 2003 (the "January 2003 credit facility"), the Company must have funds segregated in an amount sufficient to repay the Company's 6.80% notes due November 1, 2003 at maturity (including any interim scheduled interest payments). As of August 24, 2003, this amount was $23.4 million, which includes $0.8 million of accrued interest, and is separately identified on the balance sheet as "Restricted cash."

ESTIMATES AND CRITICAL ACCOUNTING POLICIES

     ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the related notes to the financial statements. Changes in such estimates, based on more accurate information, may affect amounts reported in future periods.

     The estimated liability for the Company's long-term incentive compensation plan is based upon various factors including employee forfeitures and the Company's performance. The Company periodically evaluates the adequacy of the recorded liability and makes adjustments as appropriate. The Company recorded a net expense reduction in marketing, general and administrative expense of $13 million and $24 million for the three and nine months ended August 24, 2003, respectively. The net expense reduction included estimated accruals of $12 million and $36 million for the three and nine months ended August 24, 2003, respectively. Offsetting these accruals was a reduction in the estimated liability of $25 million and $60 million for the three and nine months ended August 24, 2003, respectively, reflecting the aggregate change in expected payouts for the outstanding grants.

     The Company estimates annual employee incentive compensation based upon various factors, including the Company's forecasted performance measured against pre-established full-year targets. The Company periodically evaluates the adequacy of the recorded liability and makes adjustments as appropriate. The Company recognized a net expense in marketing, general and administrative expense of $2 million for both the three and nine months ended August 24, 2003. The net expense for the three and nine months ended August 24, 2003 included estimated accruals of $2 million and $7 million, respectively. Offsetting the accrual for the nine months ended August 24, 2003 was a reduction of the estimated liability of $5 million for the nine months ended August 24, 2003, reflecting the aggregate change in expected payouts.

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)

      CRITICAL ACCOUNTING POLICIES. As of August 24, 2003, the Company identified the critical accounting policies upon which its financial position and results of operations depend as those relating to revenue recognition, inventory valuation, restructuring reserves, income tax assets and liabilities, and derivatives and foreign exchange management activities. The Company has summarized its critical accounting policies below.

      REVENUE RECOGNITION. The Company recognizes revenue when the goods are shipped and title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is probable. Revenue is recognized when the sale is recorded net of an allowance for estimated returns, discounts and retailer promotions and incentives.

      The Company recognizes allowances for estimated returns, discounts and retailer promotions and incentives when the sale is recorded. Allowances principally relate to the Company's U.S. operations and primarily reflect volume-based incentives and other returns and discounts. For volume-based retailer incentive programs, reserves are calculated based on a fixed formula applied to sales volumes. The Company estimates non-volume-based allowances by considering special customer and product-specific circumstances as well as historical customer claim rates. Actual allowances may differ from estimates due primarily to changes in sales volume based on retailer or consumer demand.

       Historically, the Company entered into cooperative advertising programs with certain customers, but most of these programs were discontinued by the first fiscal quarter of 2002, reflecting the Company's strategic shift of some advertising spending to sales incentive programs. The Company recorded payments to customers under cooperative advertising programs as marketing, general and administrative expenses because an identifiable benefit was received in return for the consideration and the Company could reasonably estimate the fair value of the advertising received. Cooperative advertising expense for the three and nine months ended August 24, 2003 was $0.7 million and $1.5 million, respectively.

       INVENTORY VALUATION. The Company values inventories at the lower of cost or market value. Inventory costs are based on standard costs on a first-in first-out basis, which are updated periodically and supported by actual cost data. The Company includes materials, labor and manufacturing overhead in the cost of inventories. In determining inventory market values, substantial consideration is given to the expected product selling price. In determining its expected selling prices, the Company considers various factors including estimated quantities of slow-moving inventory by reviewing on-hand quantities, outstanding purchase obligations and forecasted sales. The Company then estimates expected selling prices based on its historical recovery rates for sale of slow-moving inventory through various channels and other factors, such as market conditions and current consumer preferences. Estimates may differ from actual results due to the quantity, quality and mix of products in inventory, consumer and retailer preferences and economic conditions. Improvements in the process of estimating potential excess inventory resulted in a reduction of inventory valuation reserves by approximately $11 million for the nine months ended August 24, 2003.

         RESTRUCTURING RESERVES. Upon approval of a restructuring plan by management with the appropriate level of authority, the Company records restructuring reserves for certain costs associated with plant closures and business reorganization activities. Such costs are recorded as a current liability and primarily include employee severance, certain employee termination benefits such as out-placement services and career counseling, and resolution of contractual obligations. The principal components of the reserves relate to employee severance and termination benefits, which the Company estimates based on agreements with the relevant union representatives or plans adopted by the Company that are applicable to employees not affiliated with unions. These costs are not associated with nor do they benefit continuing activities. Inherent in the estimation of these costs are assessments related to the most likely expected outcome of the significant actions to accomplish the restructuring. Changing business conditions may affect the assumptions related to the timing and extent of facility closure activities. The Company reviews the status of restructuring activities on a quarterly basis and, if appropriate, records changes based on updated estimates. (SEE "NEW ACCOUNTING STANDARDS" BELOW ON THE COMPANY'S ADOPTION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. ("SFAS") 146, "ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.")

                           LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)


         INCOME TAX ASSETS AND LIABILITIES. In establishing its deferred income tax assets and liabilities, the Company makes judgments and interpretations based on the enacted tax laws and published tax guidance applicable to its operations. The Company records deferred tax assets and liabilities and evaluates the need for valuation allowances to reduce the deferred tax assets to realizable amounts. The likelihood of a material change in the Company's expected realization of these assets is dependent on future taxable income, its ability to use foreign tax credit carryforwards and carrybacks, final U.S. and foreign tax settlements, and the effectiveness of its tax planning strategies in the various relevant jurisdictions. The Company is also subject to examination of its income tax returns for multiple years by the Internal Revenue Service and other tax authorities. The Company periodically assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of its provision for income taxes. Changes to the Company's income tax provision or in the valuation of the deferred tax assets and liabilities may affect its annual effective income tax rate.

         DERIVATIVES, FOREIGN EXCHANGE, AND INTEREST RATE MANAGEMENT ACTIVITIES. The Company recognizes all derivatives as assets and liabilities at their fair values. The fair values are determined using widely accepted valuation models and reflect assumptions about currency fluctuations based on current market conditions. The fair values of derivative instruments used to manage currency exposures are sensitive to changes in market conditions and to changes in the timing and amounts of forecasted exposures. The Company actively manages foreign currency exposures on an economic basis, using forecasts to develop exposure positions to maximize the U.S. dollar value over the long term. Not all exposure management activities and foreign currency derivative instruments will qualify for hedge accounting treatment. Changes in the fair values of those derivative instruments that do not qualify for hedge accounting are recorded in "Other (income) expense, net" in the consolidated statement of operations. As a result, net income may be subject to volatility. The derivative instruments that do qualify for hedge accounting currently hedge the Company's net investment position in its subsidiaries. For these instruments, the Company documents the hedge designation by identifying the hedging instrument, the nature of the risk being hedged and the approach for measuring hedge effectiveness. Changes in fair values of derivative instruments that do qualify for hedge accounting are recorded in the "Accumulated other comprehensive income (loss)" section of Stockholders' Deficit.

         The Company is exposed to interest rate risk. It is the Company's policy and practice to use derivative instruments to manage and reduce interest rate exposures using a mix of fixed and variable rate debt. For transactions that do not qualify for hedge accounting or in which management has elected not to designate transactions for hedge accounting, changes in fair value are recorded in earnings.

NEW ACCOUNTING STANDARDS

     The Financial Accounting Standards Board ("FASB") issued SFAS 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets" in July 2001. SFAS 141 requires that all business combinations be accounted for using the purchase method. SFAS 141 also specifies criteria for recognizing and reporting intangible assets apart from goodwill. SFAS 142 requires that goodwill and indefinite lived intangible assets not be amortized but instead tested for impairment in accordance with the provisions of SFAS 142 at least annually and more frequently upon the occurrence of certain events (see "Impairment of Long-Lived Assets" below). SFAS 142 also requires that all other intangible assets be amortized over their useful lives.

     The Company adopted SFAS 141 and SFAS 142 effective November 25, 2002. SFAS 141 and SFAS 142 required the Company to perform the following upon adoption:
(i) assess the classification of certain amounts between goodwill and other intangible assets; (ii) reassess the useful lives of intangible assets; (iii) perform a transitional impairment test; and (iv) discontinue the amortization of goodwill and indefinite lived intangible assets.

     The Company has reviewed the balances of goodwill and other intangible assets and determined that the Company does not have any amounts that are required to be reclassified between goodwill and other intangible assets. The Company has determined that the useful lives of the majority of its trademarks are indefinite. The Company has also assessed the useful lives of its remaining identifiable intangible assets and determined that the estimated useful lives range from 5 to 12 years.

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)

     The Company has completed the transitional impairment tests and has determined that the Company did not have a transitional impairment of goodwill or indefinite lived intangible assets. Goodwill and indefinite lived intangible assets will be subject to impairment testing during the fourth quarter of each fiscal year, or earlier if circumstances indicate, using a fair value-based approach as required by SFAS 142. Beginning November 25, 2002, the Company discontinued the amortization of goodwill and indefinite lived intangible assets. Prior to November 25, 2002, goodwill and trademarks were amortized over an estimated useful life of 40 years.

     As of August 24, 2003 and November 25, 2002, the Company's goodwill for both periods was $199.9 million, net of accumulated amortization of $151.6 million. As of August 24, 2003 and November 25, 2002, the net book value of the Company's trademarks for both periods were $42.8 million, net of accumulated amortization of $34.5 million.

     The Company's remaining identifiable intangible assets as of August 24, 2003 were not material. Amortization expense for goodwill and trademarks for fiscal year 2002 was $8.8 million and $1.9 million, respectively. Future amortization expense with respect to the Company's intangible assets as of August 24, 2003 is not expected to be material. As of November 25, 2002, the Company's net book value for goodwill, trademarks, and other identifiable intangibles was $199.9 million, $42.8 million and $0.7 million, respectively.

     A reconciliation of previously reported net income and earnings per share to amounts adjusted for the exclusion of goodwill and trademark amortization, net of related income tax effect is as follows:



                                                                   THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                ________________________    ________________________
                                                                AUGUST 24,    AUGUST 25,    AUGUST 24,    AUGUST 25,
                                                                   2003          2002          2003          2002
                                                                __________    __________    __________    __________
                                                                               (DOLLARS IN MILLIONS,
                                                                              EXCEPT PER SHARE AMOUNTS)

Reported income (loss)........................................    $21.8         $13.7         $(16.0)       $(19.5)
Goodwill and trademark amortization, net of tax...............        -           1.3              -           4.0
                                                                  _____         _____         ______        ______
Adjusted net income (loss)....................................    $21.8         $15.0         $(16.0)       $(15.5)
                                                                  =====         =====         ======        ======

Reported earnings (loss) per share............................    $0.59         $0.37         $(0.43)       $(0.52)
Goodwill and trademark amortization, net of tax per share.....        -          0.03              -          0.10
                                                                  _____         _____         ______        ______
Adjusted earnings (loss) per share............................    $0.59         $0.40         $(0.43)       $(0.42)
                                                                  =====         =====         ======        ======


     The Company adopted the provisions of SFAS 143, "Accounting for Asset Retirement Obligations," effective November 25, 2002. SFAS 143 changes the way companies recognize and measure retirement obligations that are legal obligations and result from the acquisition, construction, development or operation of long-lived tangible assets. The Company's primary asset retirement obligations relate to certain leasehold improvements in its Americas business for which an asset retirement obligation has been recorded. The adoption of SFAS 143 did not have a material impact on the Company's consolidated financial condition or results of operations.

     The Company adopted the provisions of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective November 25, 2002. This statement supercedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 requires that the same accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and it broadens the presentation of discontinued operations to include more disposal transactions. At August 24, 2003, the Company had approximately $1.9 million of long-lived assets held for sale. The adoption of SFAS 144 did not have a material impact on the Company's consolidated financial condition or results of operations.

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)

     The Company adopted the provisions of SFAS 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," effective November 25, 2002. SFAS 145 prohibits presentation of gains and losses from extinguishment of debt as extraordinary items unless such items meet the criteria for classification as extraordinary items pursuant to APB Opinion No. 30. As a result, for the three and nine months ended August 24, 2003, the Company presented losses of $0.8 million and $15.2 million, respectively, on early extinguishment of its debt in "Other (income) expense, net" in the accompanying 2003 consolidated statements of operations. The losses primarily relate to the write-off of unamortized bank fees associated with refinancing the Company's 2001 bank credit facility and the repurchase of $327 million in principal amount of its 6.80% notes due November 2003.

     SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities," was effective prospectively for qualifying exit or disposal activities initiated after December 31, 2002, and nullifies Emerging Issues Task Force ("EITF") Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." The timing of expense recognition under SFAS 146 for restructuring initiatives in 2003 differs from that which was required under EITF Issue 94-3. The adoption of SFAS 146 did not have a material impact on the Company's consolidated financial condition or results of operations.

     The FASB issued Interpretation No. ("FIN") 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34," dated November 2002. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. FIN 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 31, 2002. The initial recognition and measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. These provisions did not have a material effect on the Company's consolidated financial condition or results of operations.

     In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." FIN 46 addresses the consolidation by business enterprises of variable interest entities, as defined in the Interpretation. FIN 46 expands existing accounting guidance regarding when a company should include in its financial statements the assets, liabilities and activities of another entity. Many variable interest entities have commonly been referred to as special-purpose entities or off-balance sheet structures. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003. Since the Company does not have any variable interests in variable interest entities, the adoption of FIN 46 did not have any effect on the Company's consolidated financial condition or results of operations.

     The FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," dated April 2003. The purpose of SFAS 149 is to amend and clarify financial accounting and reporting for derivative instruments and hedging activities under SFAS 133. SFAS 149 amends SFAS 133 for decisions made: (i) as part of the Derivatives Implementation Group process that require amendment to SFAS 133, (ii) in connection with other FASB projects dealing with financial instruments, and (iii) in connection with the implementation issues raised related to the application of the definition of a derivative. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for designated hedging relationships after June 30, 2003. The adoption of SFAS 149 did not have a material effect on the Company's consolidated financial condition or results of operations.

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)


NOTE 2: PRIOR YEAR ADJUSTMENT

     In its income tax returns for 1998 and 1999, the Company reported incorrectly on the disposition of fixed assets, primarily a double deduction for losses related to various plant closures. These reporting errors on the Company's income tax returns did not affect the Company's results of operations for the fiscal years 1998 through 2000. In 2001, adjustments made to the Company's deferred tax accounts resulted in the reporting errors being reflected in the Company's financial statements for 2001. The Company did not confirm the tax return errors until it updated its review of its Internal Revenue Service audit positions for 1998 and 1999 earlier this year.

     Treatment of this item as an accounting error in 2001 results in the Company's net income for fiscal year 2001 being reduced by $26.4 million to $124.6 million rather than $151.0 million as recorded in previously published financial statements. The corresponding balance sheet impact is a $26.4 million increase in long-term tax liabilities at November 25, 2001. There is no impact on the income statement for fiscal year 2002 other than an immaterial accrual for related interest expense on taxes due. The higher tax liability is also required to be reflected on the year-end fiscal 2002 balance sheet. The following table provides information of the effect of the prior year adjustment on the consolidated financial statements for the periods shown.

                                                      As Previously Reported                 As Adjusted
                                                  ------------------------------    -----------------------------
                                                   Year Ended       Year Ended       Year Ended       Year Ended
                                                  November 24,     November 25,     November 24,     November 25,
                                                     2002              2001             2002             2001
                                                  ------------     ------------     ------------     ------------
Consolidated Statement of Operations:
 Income tax expense ...........................      $24,979          $ 88,685         $24,979         $115,126
 Net income ...................................      $24,979          $151,004         $24,979         $124,563

                                                     As Of            As Of            As Of            As Of
                                                  November 24,     November 25,     November 24,     November 25,
                                                     2002              2001             2002            2001
                                                  ------------     ------------     ------------     ------------
Consolidated Balance Sheet:
 Long-term tax liabilities ....................      $66,879          $174,978         $93,320         $201,419

NOTE 3: COMPREHENSIVE INCOME (LOSS)

     The following is a summary of the components of total comprehensive income
(loss), net of related income taxes:


                                                                   THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                ------------------------    ------------------------
                                                                AUGUST 24,    AUGUST 25,    AUGUST 24,    AUGUST 25,
                                                                   2003          2002          2003          2002
                                                                ----------    ----------    ----------    ----------
                                                                               (DOLLARS IN THOUSANDS)

Net income (loss)..........................................       $21,831      $ 13,709      $(16,036)     $(19,501)
                                                                  -------      --------      --------      --------
Other comprehensive income (loss):
   Reclassification of cash flow hedges to other
     (income) expense, net.................................             -             -             -          (572)
   Net investment hedges...................................         8,165       (10,765)       (9,935)      (12,649)
   Foreign currency translations...........................        (5,269)       19,110        10,194        13,950
   Additional minimum pension liability....................         1,512             -         1,512             -
                                                                  -------      --------      --------      --------
      Total other comprehensive income.....................         4,408         8,345         1,771           729
                                                                  -------      --------      --------      --------
 Total comprehensive income (loss).........................       $26,239      $ 22,054      $(14,265)     $(18,772)
                                                                  =======      ========      ========      ========

     The following is a summary of the components of accumulated other comprehensive income (loss) balances:


                                                                AUGUST 24,   NOVEMBER 24,
                                                                  2003          2002
                                                                ----------   ------------
                                                                  (DOLLARS IN THOUSANDS)
Net investment hedges........................................   $  18,415      $ 28,350
Foreign currency translations................................     (21,088)      (31,281)
Additional minimum pension liability.........................     (84,441)      (85,953)
                                                                ---------      --------
   Accumulated other comprehensive (loss)....................   $ (87,114)     $(88,884)
                                                                =========      ========

NOTE 4: RESTRUCTURING RESERVES

     The following describes the activities associated with the Company's reorganization initiatives. Severance and employee benefits relate to items such as severance packages, out-placement services and career counseling for employees affected by the plant closures and reorganization initiatives. Reductions consist of payments for severance and employee benefits, other restructuring costs and foreign exchange differences. The balance of severance and employee benefits and other restructuring costs are included under restructuring reserves on the balance sheet.

2003 EUROPE DISTRIBUTION CENTER REORGANIZATION INITIATIVE

      During the second quarter of 2003, the Company took actions to streamline product distribution activities and reduce operating costs in France, Belgium and Holland. These actions include planned closures of the Belgium, France and Holland distribution centers during the first quarter of 2004. The Company reached an agreement on severance packages for the French employees impacted by the initiative and recorded in marketing, general and administrative expenses an initial charge of $1.9 million associated with the displacement of approximately 45 employees. During the third quarter of 2003, the Company recorded in marketing, general and administrative expenses a charge of $0.7 million reflecting additional severance and benefits.

      During the third quarter of 2003, the Company reached an agreement on the severance packages for the Dutch employees impacted by the initiative. The Company recorded in marketing, general and administrative expenses a charge of $1.3 million associated with the displacement of approximately 25 employees. The table below displays the activity and liability balance of this reserve.

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)


      For fiscal years 2003 and 2004, the Company expects to incur additional employee-related restructuring costs of approximately $0.5 million for termination benefits and other restructuring costs, such as contract termination costs, of approximately $1.0 million to $3.0 million.


                                                           NOVEMBER 24,                                      AUGUST 24,
                                                               2002       CHARGES   REDUCTIONS   REVERSALS     2003
                                                           ------------   -------   ----------   ---------   ----------
                                                                               (DOLLARS IN THOUSANDS)

Severance and employee benefits.........................       $--        $3,928      $(47)         $--        $3,881
Other restructuring costs...............................        --             4        (4)          --            --
                                                               ---        ------      ----          ---        ------
     Total..............................................       $--        $3,932      $(51)         $--        $3,881
                                                               ===        ======      =====         ===        ======

EUROPE SALES CENTER REORGANIZATION INITIATIVE

      In November 2002, the Company announced a reorganization initiative to realign the Company's resources with its European sales strategy to improve customer service and reduce operating costs. This initiative affected the Company's operations in several countries and involved moving from a country or regional-based sales organization to a key account structure.

      The Company recorded an initial charge of $1.6 million reflecting an estimated displacement of 40 employees. As of August 24, 2003, approximately 39 employees have been displaced. During the third quarter of 2003, the Company reversed a charge of $10 thousand due to lower than anticipated employee-related costs. The table below displays the activity and liability balance of this reserve.

                                                           NOVEMBER 24,                                      AUGUST 24,
                                                               2002       CHARGES   REDUCTIONS   REVERSALS     2003
                                                           ------------   -------   ----------   ---------   ----------
                                                                               (DOLLARS IN THOUSANDS)
Severance and employee benefits.........................      $1,366        $--       $(787)      $ (10)        $569
                                                              ======        ===       ======      ======        ====

      During the second quarter of 2003, the Company recorded in marketing, general and administrative expenses an additional charge of $1.3 million reflecting the displacement of 13 employees who were terminated as of May 25, 2003.

      During the third quarter of 2003, the Company recorded in marketing, general and administrative expenses a charge of $0.5 million reflecting the displacement of 6 additional employees and reversed a charge of $0.2 million for lower than anticipated severance and benefit costs. The table below displays the activity and liability balance of this reserve.

      During the fourth quarter of 2003, the Company expects to incur additional employee-related costs associated with this initiative of approximately $0.4 million, reflecting an estimated displacement of 5 employees.

                                                           NOVEMBER 24,                                      AUGUST 24,
                                                               2002       CHARGES   REDUCTIONS   REVERSALS     2003
                                                           ____________   _______   __________   _________   __________
                                                                               (DOLLARS IN THOUSANDS)
Severance and employee benefits.........................       $--        $1,825      $(881)      $(205)        $739
                                                               ===        ======      ======      ======        ====

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)


2002 U.S. PLANT CLOSURES

     The Company announced in April 2002 the closure of six U.S. manufacturing plants. The decision reflected the Company's continuing shift from a manufacturing to a marketing and product-driven organization. The Company recorded an initial charge in the second quarter of 2002 of $129.7 million consisting of $22.7 million for asset write-offs, $89.6 million for severance and employee benefits and $17.4 million for other restructuring costs. The Company closed six manufacturing plants in 2002, displacing 3,540 employees.

     For the nine months ended August 24, 2003, the Company reversed charges of $9.5 million due to lower than anticipated costs associated with providing employee benefits, lower than anticipated costs to sell or exit facilities and updated estimates and assumptions related to certain U.S. suppliers. The table below displays the activity and liability balance of this reserve.

                                                           NOVEMBER 24,                                      AUGUST 24,
                                                               2002       CHARGES   REDUCTIONS   REVERSALS     2003
                                                           ------------   -------   ----------   ---------   ----------
                                                                               (DOLLARS IN THOUSANDS)
Severance and employee benefits.........................     $48,891        $--      $(34,303)    $(1,401)    $13,187
Other restructuring costs...............................      13,198         --        (3,373)     (8,108)      1,717
                                                             -------        ---      --------     -------     -------
     Total..............................................     $62,089        $--      $(37,676)    $(9,509)    $14,904
                                                             =======        ===      ========     =======     =======

2001 CORPORATE REORGANIZATION INITIATIVES

     In November 2001, the Company instituted various reorganization initiatives in the U.S. that included simplifying product lines and realigning the Company's resources to those product lines. The Company recorded an initial charge of $20.3 million in November 2001. In connection with these initiatives, approximately 325 employees were displaced. During the first quarter of 2003, the Company reversed $0.2 million for lower than anticipated severance and benefit costs due to attrition. The table below displays the activity and liability balance of this reserve.

                                                           NOVEMBER 24,                                      AUGUST 24,
                                                               2002       CHARGES   REDUCTIONS   REVERSALS     2003
                                                           ------------   -------   ----------   ---------   ----------
                                                                               (DOLLARS IN THOUSANDS)
Severance and employee benefits.........................     $2,121        $--       $(1,679)     $(210)         $232
                                                             ======        ===       =======      =====          ====

SUMMARY

     The total balance of the reserves at August 24, 2003 was $20.3 million compared to $65.6 million at November 24, 2002. The reserve balances are expected to be utilized by mid-2004. The following table summarizes the activities and liability balances associated with the 2001 - 2003 plant closures and reorganization initiatives:

                                                           NOVEMBER 24,                                      AUGUST 24,
                                                               2002       CHARGES   REDUCTIONS   REVERSALS     2003
                                                           ____________   _______   __________   _________   __________
                                                                               (DOLLARS IN THOUSANDS)

2003 Europe Distribution Center Reorganization
Initiative...............................................    $    --       $3,932    $    (51)    $    --      $ 3,881
Europe Sales Center Reorganization
Initiative...............................................      1,366        1,825      (1,668)       (215)       1,308
2002 U.S. Plant Closures.................................     62,089           --     (37,676)     (9,509)      14,904
2001 Corporate Restructuring Initiatives.................      2,121           --      (1,679)       (210)         232
                                                             -------       ------    --------     -------      -------
     Restructuring Reserves.......................           $65,576       $5,757    $(41,074)    $(9,934)     $20,325
                                                             =======       ======    ========     =======      =======

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)

NOTE 5: INCOME TAXES

     The Company periodically reviews the valuation of its deferred tax assets and assesses the likelihood of adverse outcomes resulting from the examinations of its income tax returns by the Internal Revenue Service. As of August 24, 2003, the Company changed its effective income tax rate for 2003 from 39.0% to 7.5%. The effective income tax rate for 2002 was 50.0%. The revised effective tax rate was due to a revaluation of the state deferred tax assets to reflect higher future state tax benefits of $16.5 million and a reversal of $24.2 million related to a valuation allowance for prior years' foreign losses. These items were partially offset by additions to the Company's income tax accruals for potential deficiencies in income tax and related interest of $12.5 million, resulting in a net reduction in the Company's estimated annual income tax expense of $28.2 million. The higher effective income tax rate in 2002 reflected the computational effect of expenses not deductible for tax purposes on the lower earnings for the full year 2002 due to restructuring charges, net of reversals and related expenses.

      Income tax expense was $22.9 million for the three months ended August 24, 2003 compared to $13.7 million for the same period in 2002. Income tax benefit was $(1.3) million for the nine months ended August 24, 2003 compared to $(19.5) million for the same period in 2002. The Company's effective income tax rate was 51.2% for the three months ended August 24, 2003 and 7.5% for the nine months ended August 24, 2003 compared to 50.0% for the three and nine months ended August 25, 2002.


NOTE 6: FINANCING

SENIOR NOTES DUE 2012

     On December 4, 2002, January 22, 2003 and January 23, 2003, the Company issued a total of $575.0 million in notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. These notes are unsecured obligations that rank equally with all of the Company's other existing and future unsecured and unsubordinated debt. They are 10-year notes maturing on December 15, 2012 and bear interest at 12.25% per annum, payable semi-annually in arrears on December 15 and June 15, commencing on June 15, 2003. The notes are callable beginning December 15, 2007. These notes were offered at a net discount of $3.7 million, which is being amortized over the term of the notes using an approximate effective-interest rate method. Costs representing underwriting fees and other expenses of approximately $18.0 million are recorded as other assets and are being amortized over the term of the notes to interest expense.

     The Company used approximately $125.0 million of the net proceeds from the notes offering to repay remaining indebtedness under its 2001 bank credit facility and approximately $327.0 million of the net proceeds to purchase the majority of the 6.80% notes due November 1, 2003. The Company intends to use the remaining net proceeds to refinance (whether through payment at maturity, repurchase or otherwise) the remainder of its 6.80% notes due November 1, 2003 and other outstanding indebtedness or for working capital or other general corporate purposes. At August 24, 2003, $22.6 million in principal amount of the 6.80% notes due November 1, 2003 were outstanding.

     The indenture governing these notes contains covenants that limit the Company's and its subsidiaries' ability to incur additional debt; pay dividends or make other restricted payments; consummate specified asset sales; enter into transactions with affiliates; incur liens; impose restrictions on the ability of a subsidiary to pay dividends or make payments to the Company and its subsidiaries; merge or consolidate with any other person; and sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company's assets or its subsidiaries' assets.

     If the Company experiences a change in control as defined in the indenture governing the notes, then the Company will be required under the indenture to make an offer to repurchase the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. If these notes receive and maintain an investment grade rating by both Standard and Poor's and Moody's and the Company and its subsidiaries are and remain in compliance with the indenture, then the Company and its subsidiaries will not be required to comply with specified covenants contained in the indenture.

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)


SENIOR NOTES EXCHANGE OFFER

     In April 2003, the Company, as required under the registration rights agreement it entered into when it issued the 12.25% notes due 2012, filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission relating to an exchange offer for the notes. The exchange offer gave holders the opportunity to exchange the unregistered old notes for new notes. The new notes are identical in all material respects to the old notes except that the new notes are registered under the Securities Act. The exchange offer closed on June 17, 2003. As a result of the exchange offer, all but $9.1 million of the $575.0 million aggregate principal amount of old notes were exchanged for new notes.

JANUARY 2003 SENIOR SECURED CREDIT FACILITY

     The Company's January 2003 credit facility in place as of August 24, 2003 consisted of a $375.0 million revolving credit facility and a $375.0 million Tranche B term loan facility. As of August 24, 2003, there was $70.0 million outstanding under the January 2003 revolving credit facility. Total availability as of August 24, 2003 under the January 2003 credit facility was reduced by $145.2 million of letters of credit allocated under the facility, yielding a net availability of $159.8 million. As of August 24, 2003, the principal balance of the Tranche B term loan was $365.3 million. The Company used the borrowings under the January 2003 credit facility for working capital and general corporate purposes.

     Under the January 2003 credit facility, the interest rates for the revolving credit facility varied: for Eurodollar Rate Loans and Letters of Credit, from 3.50% to 4.25% over the Eurodollar Rate (as defined in the credit agreement) or, for Base Rate Loans, from 2.50% to 3.25% over the higher of (i) the Citibank base rate and (ii) the Federal Funds rate plus 0.50%, with the exact rate in each case depending upon performance under specified financial criteria. The interest rate for the Tranche B term loan facility was 4.25% over the Eurodollar Rate or 3.75% over the Federal Funds rate.

     The January 2003 credit facility required that the Company segregate sufficient funds to satisfy all principal and interest payments on the outstanding 6.80% notes due November 2003 and allow for repurchase of these notes prior to their maturity. As of August 24, 2003, the segregated amount was $23.4 million, which included $0.8 million of accrued interest, and is separately identified on the balance sheet as "Restricted cash."

      Pending completion of a refinancing transaction, the Company obtained on September 17, 2003 a limited waiver of compliance with certain financial covenants under the January 2003 credit facility. On September 29, 2003, the Company entered into a new $1,150.0 million senior credit facility to replace the January 2003 facility. (See "Subsequent Events" footnote for a description of the new credit facility.)

6.80% NOTES DUE NOVEMBER 1, 2003

     During the first half of 2003, the Company purchased approximately $327 million in principal amount of the 6.80% notes due November 1, 2003 using proceeds from the senior 12.25% notes offering due 2012. Approximately $184 million of this amount was purchased in a tender offer made by the Company on April 8, 2003 to purchase for cash any and all of the outstanding 6.80% notes at a purchase price of $1,024.24 per $1,000.00 principal amount. The tender offer expired on May 7, 2003.

     At August 24, 2003, $22.6 million in principal amount of these notes were outstanding. The January 2003 senior secured credit facility required the Company to segregate funds in an amount sufficient to repay the notes at maturity (including any interim scheduled interest payments). As of August 24, 2003, the segregated amount was $23.4 million, which included $0.8 million of accrued interest, and is separately identified on the balance sheet as "Restricted cash."

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)


EUROPEAN RECEIVABLES FINANCING

     On March 14, 2003, the Company terminated its European receivables securitization agreements and repaid the outstanding of the then equivalent amount of $54.3 million.

INDUSTRIAL DEVELOPMENT REVENUE REFUNDING BOND

     On June 3, 2003 the Company repaid the outstanding amount of $10.0 million on an industrial development revenue refunding bond relating to its Canton, Mississippi customer service center.

SHORT-TERM CREDIT LINES AND STAND-BY LETTERS OF CREDIT

     At August 24, 2003, the Company had unsecured and uncommitted short-term credit lines available totaling $32.8 million at various rates. These credit arrangements may be canceled by the bank lenders upon notice and generally have no compensating balance requirements or commitment fees.

     At August 24, 2003 and November 24, 2002, the Company had $120.2 million and $213.3 million, respectively, of stand-by letters of credit with various international banks, of which $64.7 million and $48.5 million, respectively, serve as guarantees by the creditor banks to cover U.S. workers' compensation claims and $52.9 million of these stand-by letters of credit were issued under the January 2003 credit facility to support short-term credit lines at August 24, 2003. The Company pays fees on the stand-by letters of credit. Borrowings against the letters of credit are subject to interest at various rates.

INTEREST RATES ON BORROWINGS

     The Company's weighted average interest rate on average borrowings outstanding during the three and nine months ended August 24, 2003, including the amortization of capitalized bank fees, interest rate swap cancellations and underwriting fees, was 9.92% and 9.94%, respectively. The weighted average interest rate on average borrowings outstanding excludes interest payable to participants under deferred compensation plans and other miscellaneous items.

DIVIDENDS AND RESTRICTIONS

     Under the terms of the Company's January 2003 credit facility, the Company is prohibited from paying dividends to its stockholders. In addition, the terms of certain of the indentures relating to the Company's unsecured senior notes limit the Company's ability to pay dividends. There are no restrictions under the Company's January 2003 credit facility or its indentures on the transfer of the assets of the Company's subsidiaries to the Company in the form of loans, advances or cash dividends.

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)


NOTE 7: FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has determined the estimated fair value of certain financial instruments using available market information and reasonable valuation methodologies. However, this determination involves application of considerable judgment in interpreting market data, which means that the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

     The carrying amount and estimated fair value (in each case including accrued interest) of the Company's financial instrument assets and (liabilities) at August 24, 2003 and November 24, 2002 are as follows:

                                                                AUGUST 24, 2003                NOVEMBER 24, 2002
                                                         -----------------------------    ----------------------------
                                                          CARRYING        ESTIMATED        CARRYING       ESTIMATED
                                                          VALUE (1)     FAIR VALUE (1)     VALUE (2)    FAIR VALUE (2)
                                                         -----------   ---------------    ----------    --------------
                                                                           (DOLLARS IN THOUSANDS)
DEBT INSTRUMENTS:
       U.S. dollar notes offering                        $(1,448,482)    $(1,307,302)     $(1,193,806)   $(1,110,650)
       Euro notes offering                                  (141,217)       (124,775)        (130,933)      (114,414)
       Yen-denominated eurobond placement                   (170,324)       (107,563)        (167,134)      (116,667)
       Credit facilities                                    (436,020)       (436,020)        (115,210)      (115,210)
       Domestic receivables-backed securitization           (110,044)       (110,044)        (110,052)      (110,052)
       Customer service center equipment financing           (67,532)        (73,385)         (73,203)       (74,765)
       European receivables-backed securitization                 --              --          (51,161)       (51,161)
       Industrial development revenue refunding bond              --              --          (10,015)       (10,015)
       Short-term and other borrowings                       (28,227)        (28,227)         (22,150)       (22,150)
                                                         -----------     -----------      -----------    -----------
                   Total                                 $(2,401,846)    $(2,187,316)     $(1,873,664)   $(1,725,084)
                                                         ===========     ===========      ===========    ===========
(1) Includes accrued interest of $34.8 million.
(2) Includes accrued interest of $26.7 million.

CURRENCY AND INTEREST RATE CONTRACTS:
       Foreign exchange forward contracts                $     9,272     $     9,272      $    (2,851)   $    (2,851)
       Foreign exchange option contracts                       1,234           1,234               --             --
                                                         -----------     -----------      -----------    -----------
           Total                                         $    10,506     $    10,506      $    (2,851)   $    (2,851)
                                                         ===========     ===========      ===========    ===========

     Quoted market prices or dealer quotes are used to determine the estimated fair value of foreign exchange contracts, option contracts and interest rate swap contracts. Dealer quotes and other valuation methods, such as the discounted value of future cash flows, replacement cost and termination cost have been used to determine the estimated fair value for long-term debt and the remaining financial instruments. The carrying values of cash and cash equivalents, trade receivables, current assets, certain current and non-current maturities of long-term debt, short-term borrowings and taxes approximate fair value.

     The fair value estimates presented herein are based on information available to the Company as of August 24, 2003 and November 24, 2002. These amounts have not been updated since those dates and, therefore, the current estimates of fair value at dates subsequent to August 24, 2003 and November 24, 2002 may differ substantially from these amounts. In addition, the aggregation of the fair value calculations presented herein do not represent and should not be construed to represent the underlying value of the Company.

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)

NOTE 8: COMMITMENTS AND CONTINGENCIES

FOREIGN EXCHANGE CONTRACTS

     At August 24, 2003, the Company had U.S. dollar spot and forward currency contracts to buy $746.0 million and to sell $310.8 million against various foreign currencies. These contracts are at various exchange rates and expire at various dates until February 2004.

     The Company has entered into option contracts to manage its exposure to numerous foreign currencies. At August 24, 2003, the Company had bought U.S. dollar option contracts resulting in a net long position against various foreign currencies of $69.8 million, should the options be exercised. To finance the premium related to bought options, the Company sold US dollar options resulting in a net long position against various currencies of $5.0 million, should the options be exercised. The option contracts are at various strikes and expire at various dates until October 2003.

     The Company's market risk is generally related to fluctuations in the currency exchange rates. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the foreign exchange contracts. However, the Company believes these counterparties are creditworthy financial institutions and does not anticipate nonperformance.

OTHER CONTINGENCIES

     In the ordinary course of its business, the Company has pending various cases involving contractual matters, employee-related matters, distribution questions, product liability claims, trademark infringement and other matters. The Company does not believe there are any pending legal proceedings that will have a material impact on the Company's consolidated financial position or results of operations.

     The operations and properties of the Company are designed to comply with applicable federal, state and local laws enacted for the protection of the environment, and with permits and approvals issued in connection therewith, except where the failure to comply would not reasonably be expected to have a material adverse effect on the Company's financial position or business operations. Based on currently available information, the Company does not consider there to be any circumstances existing that would reasonably likely form the basis of an action against the Company and that could have a material adverse effect on the Company's financial position or business operations.

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)


NOTE 9: DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

FOREIGN EXCHANGE MANAGEMENT

     The Company manages foreign currency exposures primarily to maximize the U.S. dollar value over the long term. The Company attempts to take a long-term view of managing exposures on an economic basis, using forecasts to develop exposure positions and engaging in active management of those exposures with the objective of protecting future cash flows and mitigating risks. As a result, not all exposure management activities and foreign currency derivative instruments will qualify for hedge accounting treatment. For derivative instruments utilized in these transactions, changes in fair value are recorded in earnings. The Company holds derivative positions only in currencies to which it has exposure. The Company has established a policy for a maximum allowable level of losses on financial instruments that may occur as a result of its currency exposure management activities. The maximum level of loss is based on a percentage of the total forecasted currency exposure being managed.

     The Company uses a variety of derivative instruments, including forward, swap and option contracts, to protect against foreign currency exposures related to sourcing, net investment positions, royalties and cash management.

     The derivative instruments used to manage sourcing exposures do not qualify for hedge accounting treatment and are recorded at their fair value. Any changes in fair value are included in "Other (income) expense, net."

     The Company manages its net investment position in its subsidiaries in major currencies by using swap contracts. Some of the contracts hedging these net investments qualify for hedge accounting and the related gains and losses are consequently included in the "Accumulated other comprehensive income (loss)" section of Stockholders' Deficit. At August 24, 2003, the fair value of qualifying net investment hedges was a $5.5 million net asset with the corresponding unrealized gain recorded in "Accumulated other comprehensive income (loss)." At August 24, 2003, $2.0 million realized loss has been excluded from hedge effectiveness testing. In addition, the Company holds derivatives managing the net investment positions in major currencies that do not qualify for hedge accounting. The fair value of these derivatives at August 24, 2003 represented a $0.1 million net liability, and changes in their fair value are included in "Other (income) expense, net."

     The Company designates a portion of its outstanding yen-denominated Eurobond as a net investment hedge. As of August 24, 2003, a $4.5 million unrealized gain related to the translation effects of the yen-denominated Eurobond was recorded in "Accumulated other comprehensive income (loss)."

     As of August 24, 2003, the Company holds no derivatives hedging forecasted intercompany royalty flows that qualify as cash flow hedges. The Company does enter into contracts managing forecasted intercompany royalty flows that do not qualify as cash flow hedges and are recorded at their fair value. Any changes in fair value are included in "Other (income) expense, net."

     The derivative instruments utilized in transactions managing cash management exposures are currently marked to market at their fair value and any changes in fair value are recorded in "Other (income) expense, net." The Company offsets relevant daily cash flows by currency among its affiliates. As a result, the Company hedges only its net foreign currency exposures with external parties.

     The Company entered into transactions to manage the exposure related to the principal and interest payments on the Euro notes issued on January 18, 2001. These derivative instruments currently are marked to market at their fair value. Any changes in fair value are included in "Other (income) expense, net."

     The Company also entered into transactions to manage the exposure related to the interest payments on the yen-denominated Eurobond. These derivative instruments currently are marked to market at their fair value with changes in fair value recorded in "Other (income) expense, net."

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)

INTEREST RATE MANAGEMENT

     The Company is exposed to interest rate risk. It is the Company's policy and practice to use derivative instruments to manage and reduce interest rate exposures using a mix of fixed and variable rate debt. The Company currently has no derivative instruments managing interest rate risk outstanding as of August 24, 2003.

     The table below gives an overview of the realized and unrealized gains and losses associated with foreign exchange and interest rate management activities reported in "Other (income) expense, net."

                                    THREE MONTHS ENDED                                      NINE MONTHS ENDED
                  --------------------------------------------------------  --------------------------------------------------------
                        AUGUST 24, 2003              AUGUST 25, 2002              AUGUST 24, 2003              AUGUST 25, 2002
                  ---------------------------  ---------------------------  ---------------------------  ---------------------------
                  OTHER (INCOME) EXPENSE, NET  OTHER (INCOME) EXPENSE, NET  OTHER (INCOME) EXPENSE, NET  OTHER (INCOME) EXPENSE, NET
                  ---------------------------  ---------------------------  ---------------------------  ---------------------------
                    REALIZED     UNREALIZED      REALIZED     UNREALIZED      REALIZED     UNREALIZED      REALIZED      UNREALIZED
                    --------     ----------      --------     ----------      --------     ----------      --------      ----------
                                  (DOLLARS IN THOUSANDS)                                (DOLLARS IN THOUSANDS)
Foreign Exchange
Management           $2,389      $(10,284)       $38,596       $(18,599)      $57,140       $(7,720)        $33,348        $ 7,800
                     ======      =========       =======       ========       =======       =======         =======        =======

Interest Rate
Management           $    -      $      -        $     -       $      -       $     -       $     -          $2,266(1)     $(2,266)
                     ======      ========        =======       ========       =======       =======         =======        =======

 (1) Recorded as an increase to interest expense


     The table below gives an overview of the realized and unrealized gains and losses associated with foreign exchange management activities that are reported in "Accumulated other comprehensive income (loss)" ("Accumulated OCI") balances. Accumulated OCI is a section of Stockholders' Deficit.

                                          AUGUST 24, 2003                   NOVEMBER 24, 2002
                                    ---------------------------        ---------------------------
                                    ACCUMULATED OCI GAIN (LOSS)        ACCUMULATED OCI GAIN (LOSS)
                                    ---------------------------        ---------------------------
                                     REALIZED        UNREALIZED         REALIZED        UNREALIZED
                                                        (DOLLARS IN THOUSANDS)
FOREIGN EXCHANGE MANAGEMENT

Net Investment Hedges
    Derivative Instruments            $18,862         $ 5,543           $ 39,818         $   (96)
    Yen Bond                                -           4,506                  -           5,277
Cumulative income taxes                (6,716)         (3,780)           (14,732)         (1,917)
                                      -------         -------           --------         -------

                  Total               $12,146         $ 6,269           $ 25,086         $ 3,264
                                      =======         =======           ========         =======

      The table below gives an overview of the fair values of derivative instruments associated with our foreign exchange management activities that are reported as an asset or (liability).

                                      AUGUST 24,             NOVEMBER 24,
                                         2003                    2002
                                   -----------------       -----------------
                                      FAIR VALUE              FAIR VALUE
                                   ASSET (LIABILITY)       ASSET (LIABILITY)
                                   -----------------       -----------------
                                          (DOLLARS IN THOUSANDS)


FOREIGN EXCHANGE MANAGEMENT             $10,506                $(2,851)
                                        =======                ========

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)

NOTE 10:  GUARANTEES

      In the ordinary course of business, the Company enters into agreements containing indemnification provisions pursuant to which the Company agrees to indemnify the other party for specified claims and losses. For example, the Company's trademark license agreements, real estate leases, consulting agreements, logistics outsourcing agreements, securities purchase agreements and credit agreements typically contain such provisions. This type of indemnification provision obligates the Company to pay certain amounts associated with claims brought against the other party as the result of trademark infringement, negligence or willful misconduct of Company employees, breach of contract by the Company including inaccuracy of representations and warranties, specified lawsuits in which the Company and the other party are co-defendants, product claims and other matters. These amounts are generally not readily quantifiable: the maximum possible liability or amount of potential payments that could arise out of an indemnification claim depends entirely on the specific facts and circumstances associated with the claim. The Company has insurance coverage that minimizes the potential exposure to certain of such claims. The Company also believes that the likelihood of significant payment obligations to third parties is remote and that any such amounts would be immaterial.

     The Company is party to agreements containing guarantee provisions related to profit levels of certain European franchise retail stores over a five-year period ending in November 2005. Under the agreements, the Company must make a payment to the franchisee if the aggregate income before taxes in any year for the particular retail stores, as defined in the agreement, is less than approximately $0.5 million. The maximum potential payment under the agreement for each fiscal year through November 2005 is based on the maximum annual fixed costs of the store's operations and is estimated to be approximately $3 million. Amounts paid to date related to this agreement are immaterial.

NOTE 11:  DEFERRED COMPENSATION PLAN

      On January 1, 2003, the Company adopted a nonqualified deferred compensation plan ("Plan") for executives and outside directors. As of August 24, 2003, Plan liabilities totaled $26.8 million, a portion of which approximately $3.7 million is funded by an irrevocable grantor's trust ("Rabbi Trust") established on January 1, 2003. The Plan obligations are payable in cash upon retirement, termination of employment and/or certain other times in a lump-sum distribution or in installments, as elected by the participant in accordance with the Plan.

     The obligations of the Company under the Rabbi Trust consist of the Company's unsecured contractual commitment to deliver, at a future date, any of the following: (i) deferred compensation credited to an account under the Rabbi Trust, (ii) additional amounts, if any, that the Company may, from time to time, credit to the Rabbi Trust, and (iii) notional earnings on the foregoing amounts. In the event that the fair market value of the Rabbi Trust assets as of any valuation date before a change of control is less than 90% of the Rabbi Trust funding requirements on such date, the Company must make an additional contribution to the Rabbi Trust in an amount sufficient to bring the fair market value of the assets in the Rabbi Trust up to 90% of the trust funding requirement. The Rabbi Trust assets are subject to the claims of the Company's creditors in the event of the Company's insolvency. The assets of the Rabbi Trust and the Company's liability to the Plan participants are reflected in "Other long-term assets" and "Long-term employee related benefits," respectively, on the Company's consolidated balance sheet. The securities that comprise the assets of the Rabbi Trust are designated as trading securities under SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." Changes in the fair value of the securities are recorded in "Other (income) expense, net." Expenses accrued under the plan are included in "Marketing, general and administrative expenses."

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)


NOTE 12: BUSINESS SEGMENT INFORMATION

     The Company manages its apparel business, based on geographic regions consisting of the Americas, which includes the U.S., Canada and Latin America; Europe, the Middle East and Africa; and Asia Pacific. All Other consists of functions that are directed by the corporate office and are not allocated to a specific geographic region.

     The Company evaluates performance and allocates resources based on regional profits or losses. Regional profits, or earnings contribution, exclude net interest expense, certain compensation program expenses, restructuring charges, net of reversals and expenses that are controlled at the corporate level. Business segment information for the Company is as follows:

                                                                                   ASIA         ALL
                                                        AMERICAS       EUROPE     PACIFIC      OTHER     CONSOLIDATED
                                                        --------       ------     -------      -----     ------------
                                                                           (DOLLARS IN THOUSANDS)
THREE MONTHS ENDED AUGUST 24, 2003:
   Net sales.......................................    $  748,552     $243,187   $ 90,016     $    --     $1,081,755
   Earnings contribution...........................        58,600       38,100     14,692          --        111,392
   Interest expense................................            --           --         --      62,524         62,524
   Corporate and other expense, net................            --           --         --       4,130          4,130
      Income before income taxes...................            --           --         --          --         44,738

THREE MONTHS ENDED AUGUST 25, 2002:
   Net sales.......................................    $  683,967     $254,930   $ 78,847     $    --     $1,017,744
   Earnings contribution...........................        95,678       28,958     12,511          --        137,147
   Interest expense................................            --           --         --      48,476         48,476
   Corporate and other expense, net................            --           --         --      61,253         61,253
      Income before income taxes...................            --           --         --          --         27,418



                                                                                   ASIA         ALL
                                                        AMERICAS       EUROPE     PACIFIC      OTHER     CONSOLIDATED
                                                        --------       ------     -------      -----     ------------
                                                                           (DOLLARS IN THOUSANDS)
NINE MONTHS ENDED AUGUST 24, 2003:
   Net sales.......................................    $1,823,329     $778,718   $284,827     $    --     $2,886,874
   Earnings contribution...........................       108,300      107,300     49,592          --        265,192
   Interest expense................................            --           --         --     185,550        185,550
   Corporate and other expense, net................            --           --         --      96,982         96,982
      Income (loss) before income taxes............            --           --         --          --        (17,340)

NINE MONTHS ENDED AUGUST 25, 2002:
   Net sales.......................................    $1,882,005     $756,927   $237,614     $    --     $2,876,546
   Earnings contribution...........................       259,880      134,286     41,775          --        435,941
   Interest expense................................            --           --         --     139,009        139,009
   Corporate and other expense, net................            --           --         --     335,933        335,933
      Income (loss) before income taxes............            --           --         --          --        (39,001)


                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)

NOTE 13:  POSTRETIREMENT BENEFIT PLANS

     The Company maintains two plans that provide postretirement benefits, principally health care, to qualified U.S. retirees and their qualified dependents. The plans are contributory and contain certain cost-sharing features, such as deductibles and coinsurance. The Company's policy is to fund postretirement benefits as claims and premiums are paid. These plans have been established with the intention that they will continue indefinitely. However, the Company retains the right to amend, curtail or discontinue any aspect of the plans at any time.

     On August 1, 2003, the Company amended one of its postretirement benefit plans to change the benefits coverage for certain employees and retired participants. These plan changes are effective for eligible employees and retired participants in fiscal year 2004. Some current and all new employees will not be eligible for retiree medical coverage as a result of the plan changes. The plan amendment also limits the amount that the Company will contribute for medical coverage and prescription drug coverage for retirees. The Company performed an independent valuation of the impact of the plan amendment as of August 1, 2003 resulting in a net curtailment gain of $11.9 million. The Company's measurement date continues to be the end of its fiscal year. The table below reflects the plan amendment as of August 24, 2003.

                                                                     POSTRETIREMENT BENEFITS
                                                                    --------------------------
                                                                    AUGUST 24,    NOVEMBER 24,
                                                                      2003           2002
                                                                    ----------    ------------
                                                                     (DOLLARS IN THOUSANDS)
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year........................     $ 761,923      $ 561,227
Service cost...................................................         5,237          5,918
Interest cost..................................................        37,618         40,874
Plan participants' contributions...............................         2,928          3,152
Plan amendments................................................      (106,412)        (2,989)
Actuarial loss.................................................        21,754        193,362
Net curtailment gain...........................................            --        (12,287)
Special termination benefits...................................            --         11,868
Benefits paid..................................................       (34,668)       (39,202)
                                                                    ---------      ---------
Benefit obligation at end of period............................       688,380        761,923
                                                                    ---------      ---------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year.................            --             --
Employer contribution..........................................        31,740         36,050
Plan participants' contributions...............................         2,928          3,152
Benefits paid..................................................       (34,668)       (39,202)
                                                                    ---------      ---------
Fair value of plan assets at end of period.....................            --             --
                                                                    ---------      ---------
Funded status..................................................      (688,380)      (761,923)
Unrecognized actuarial loss....................................       218,605        203,733
Unrecognized prior service cost................................      (122,843)       (31,659)
                                                                    ---------      ---------
Net amount recognized..........................................     $(592,618)     $(589,849)
                                                                    =========      =========

                                                                     POSTRETIREMENT BENEFITS
                                                                    --------------------------
                                                                    AUGUST 24,    NOVEMBER 24,
                                                                      2003           2002
                                                                    ----------    ------------
                                                                     (DOLLARS IN THOUSANDS)
Amounts recognized in the consolidated balance sheets consist of:
     Accrued benefit cost (including short-term)....................$(592,618)     $(589,849)
                                                                    =========      =========
WEIGHTED-AVERAGE ASSUMPTIONS:
Discount rate.......................................................    6.75%            7.0%

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)

                                                                          POSTRETIREMENT BENEFITS
                                                                   --------------------------------------
                                                                    YEAR-TO-DATE          YEAR-TO-DATE
                                                                       THROUGH               THROUGH
                                                                   AUGUST 24, 2003      NOVEMBER 24, 2002
                                                                   ---------------      -----------------
                                                                      (DOLLARS IN THOUSANDS)
COMPONENTS OF NET PERIODIC BENEFIT COST:
Service cost.....................................................     $  5,237              $  5,918
Interest cost....................................................       37,618                40,874
Amortization of prior service cost...............................       (3,300)               (3,522)
Amortization of loss.............................................        6,882                    --
Net curtailment gain.............................................      (11,928)              (12,554)
Settlement loss..................................................           --                11,868
                                                                      --------              --------
Net periodic benefit cost........................................     $ 34,509              $ 42,584
                                                                      ========              ========

NOTE 14: SUBSEQUENT EVENTS

NEW FINANCING AGREEMENTS

      On September 29, 2003, the Company entered into a $500.0 million senior secured term loan agreement and a $650.0 million senior secured revolving credit facility to replace the then existing January 2003 credit facility and the U.S. receivables securitization transaction completed in July 2001. As of September 29, 2003, unamortized costs associated with the January 2003 credit facility and the U.S. receivables securitization transaction were approximately $23 million. These costs will be written-off during the fourth quarter of 2003. The Company will use the borrowings under the new senior secured credit facility, after refinancing these existing financings, for working capital or general corporate purposes.

      The following is a summary description of the material terms of the new senior secured credit facility.

      The new term loan consists of a single borrowing of $500.0 million, divided into two tranches, one subject to fixed and the other to floating rates of interest. The loan matures on September 29, 2009, and the term loan agreement requires the Company to refinance the senior unsecured notes due 2006 and 2008 not later than six months prior to their respective maturity dates, failing which the maturity of the term loan would be accelerated to a date three months prior to the maturity of the 2006 or the 2008 notes, respectively. Principal payments on the loan in an amount equal to 0.25% of the initial principal amount must be made quarterly commencing with the first fiscal quarter of 2004, and the remaining principal of the loan must be repaid at maturity. The Company may not voluntarily prepay any part of the term loan prior to March 31, 2007. The new term loan also requires mandatory prepayments in certain events, such as if the Company engages in a sale of certain intellectual property assets.

      The revolving credit facility is an asset-based facility, in which the borrowing availability varies according to the levels of the Company's accounts receivable and inventory. Subject to the level of such borrowing base, the Company may make and repay borrowings from time to time until the maturity of the facility. Initial availability under the asset-based facility was approximately $563 million as of September 29, 2003. The maturity date of the facility is September 29, 2007, at which time all borrowings under the facility must be repaid. The facility agreement also requires refinancing of the senior unsecured notes due 2006 at least six months prior to their maturity. The Company may make voluntary prepayments of borrowings and must make mandatory prepayments if certain events occur, such as asset sales.

      The interest rate for the floating rate tranche of the term loan is 6.875% over the eurodollar rate or 5.875% over the base rate. The interest rate for the fixed rate tranche of the term loan is 10.0% per annum. The interest rate for the revolving credit facility is, for LIBOR rate loans, 2.75% over the LIBOR rate (as defined in the credit agreement) or, for base rate loans, 0.50% over the Bank of America prime rate.

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)

      Both the term loan and the revolving credit facility are guaranteed by the Company's domestic subsidiaries. The revolving credit facility is secured by domestic inventories and accounts receivable, certain domestic equipment, patents and other related intellectual property, 100% of the stock in all domestic subsidiaries, 65% of the stock of certain foreign subsidiaries and other assets. Excluded from the assets securing the revolving credit facility are all of the Company's most valuable real property interests and all of the capital stock of the Company's affiliates in Germany and the United Kingdom and any other affiliates that become restricted subsidiaries under the indenture governing the senior unsecured notes due 2006 (such restricted subsidiaries also are not permitted to be guarantors). The term loan is secured by a lien on trademarks, copyrights and other related intellectual property and by a second-priority lien on the assets securing the revolving credit facility.

      The term loan and the revolving credit facility each contain customary covenants restricting the Company's activities as well as those of the Company's subsidiaries, including limitations on the Company's, and its subsidiaries', ability to sell assets; engage in mergers; enter into capital leases or certain leases not in the ordinary course of business; enter into transactions involving related parties or derivatives; incur or prepay indebtedness or grant liens or negative pledges on assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third party obligations; make capital expenditures; and make changes in corporate structure. The term loan and the revolving credit agreement also contain financial covenants that the Company must satisfy on an ongoing basis, including a minimum fixed charge coverage ratio.

      The term loan and the revolving credit facility each contain customary events of default, including payment failures; failures to satisfy other obligations under the credit agreements; material judgments; pension plan terminations or specified underfunding; substantial voting trust certificate or stock ownership changes; specified changes in the composition of the Company's board of directors; and invalidity of the guaranty or security agreements. If an event of default occurs, the lenders could terminate their commitments, declare immediately payable the term loan and all borrowings under the credit facilities and foreclose on the collateral, including (in the case of the term loan) the trademarks.

       Under the terms of the term loan and the revolving credit facility, the Company is prohibited from paying dividends to its stockholders. There are no restrictions under the term loan and revolving credit facility on the transfer of the assets of the Company's subsidiaries to the Company in the form of loans, advances or cash dividends.

       The following is a pro forma table as of August 24, 2003, of the required aggregate short-term and long-term debt principal payments for the next five years and thereafter that reflects the term loan agreement and the revolving credit facility.

                                                       PRINCIPAL
                                                        PAYMENTS
                                                      -----------
                                                      (DOLLARS IN
YEAR                                                   THOUSANDS)
----                                                  -----------

2003................................................  $   24,667
2004................................................      41,025
2005................................................      61,203
2006................................................     453,528
2007................................................      50,324
Thereafter..........................................   1,736,252
                                                      ----------
            Total...................................  $2,366,999
                                                      ==========

                       LEVI STRAUSS & CO. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)


ORGANIZATIONAL CHANGES

      On September 10, 2003, the Company announced that it is reorganizing its U.S. business to further reduce the time it takes from initial product concept to placement of the product on the retailer's shelf and to reduce costs. The Company expects to eliminate up to approximately 350 salaried positions in the U.S. business in 2003 as the Company works to simplify its business processes and reduce operating expenses.

      In addition, the Company's European business recently presented a proposal to the European and appropriate national employee councils to improve competitiveness through a similar program intended to streamline work and reduce the time it takes to get new products to market. The Company expects to eliminate up to approximately 300 positions if the proposal is confirmed.

      The Company estimates the total pre-tax restructuring charges and related expenses to be approximately $70 million to $80 million if these U.S. and European proposed organizational changes are executed. Most of these costs are expected to be incurred and paid by the end of 2004.


PLANT CLOSURES

       On September 25, 2003, the Company announced that it will close its remaining manufacturing and finishing plants in North America as part of the shift away from owned-and-operated manufacturing that the Company began several years ago.

       The Company plans to close its sewing and finishing operations in San Antonio, Texas by year-end, displacing approximately 800 workers. The Company's three Canadian facilities, two sewing plants in Edmonton, Alberta and Stoney Creek, Ontario, and a finishing center in Brantford, Ontario, are expected to close in March 2004, displacing approximately 1,180 employees. Production from the San Antonio and Canadian facilities will be shifted to third-party contractors located primarily outside the U.S. and Canada. The separation packages for both U.S. and Canadian employees will be finalized following discussions with the unions representing employees in the affected facilities. The Company will then determine an estimate of the associated restructuring charges and related expenses.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      This discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this report.

     On October 9, 2003, we announced that we recorded an accounting error in our consolidated financial statements for the fiscal year 2001, which resulted from errors in our 1998 and 1999 tax returns. We have determined to restate our fiscal year 2001 financial statements and we expect that our independent auditors will commence a reaudit of our fiscal year 2001 financial statements. For information on the impact on our financial results of treating this item as an accounting error, please refer to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 10, 2003. The information presented below is presented after giving effect to the adjustments to correct the error in 2001.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, items in our consolidated statements of operations, expressed as a percentage of net sales (amounts may not total due to rounding).

                                                           THREE MONTHS ENDED             NINE MONTHS ENDED
                                                        -------------------------     -------------------------
                                                        AUGUST 24,     AUGUST 25,     AUGUST 24,     AUGUST 25,
                                                           2003           2002           2003           2002
                                                        ----------     ----------     ----------     ----------
 Net sales.........................................       100.0%         100.0%         100.0%         100.0%
 Cost of goods sold................................        62.7           59.3           60.2           58.9
                                                          -----          -----          -----          -----
 Gross profit......................................        37.3           40.7           39.8           41.1
 Marketing, general and administrative expenses....        29.2           33.4           34.1           33.3
 Other operating (income)..........................        (1.0)          (0.6)          (0.9)          (0.7)
 Restructuring charges, net of reversals...........          --           (1.6)          (0.3)           4.3
                                                          -----          -----          -----          -----
 Operating income..................................         9.1            9.5            7.0            4.2
 Interest expense..................................         5.8            4.8            6.4            4.8
 Other (income) expense, net.......................        (0.9)           2.0            1.2            0.7
                                                          -----          -----          -----          -----
 Income (loss) before taxes........................         4.1            2.7           (0.6)          (1.4)
 Income tax expense (benefit)......................         2.1            1.3             --           (0.7)
                                                          -----          -----          -----          -----
 Net income (loss).................................         2.0%           1.3%          (0.6)%         (0.7)%
                                                          =====          =====          =====          =====

                                                           THREE MONTHS ENDED             NINE MONTHS ENDED
                                                        -------------------------     -------------------------
                                                        AUGUST 24,     AUGUST 25,     AUGUST 24,     AUGUST 25,
                                                           2003           2002           2003           2002
                                                        ----------     ----------     ----------     ----------
 NET SALES SEGMENT DATA:
 GEOGRAPHIC
          Americas.................................        69.2%          67.2%          63.2%          65.4%
          Europe...................................        22.5           25.0           27.0           26.3
          Asia Pacific.............................         8.3            7.8            9.9            8.3

     CONSOLIDATED NET SALES. Net sales for the three months ended August 24, 2003 increased 6.3% to $1,081.8 million, as compared to $1,017.7 million for the same period in 2002. Net sales for the nine months ended August 24, 2003 increased 0.4% to $2,886.9 million, as compared to $2,876.5 million for the same period in 2002. If currency exchange rates were unchanged from the prior year periods, net sales would have increased approximately 2.6% for the three months ended August 24, 2003 and decreased approximately 4.2% for the nine months ended August 24, 2003. The primary factors underlying the increase in constant currency sales for the three months ended August 24, 2003 were the launch of our Levi Strauss Signature(TM) brand into 3,000 Wal-Mart Stores, Inc. in the United States and the continuing strength of our Asia Pacific business. This increase was offset by weakness in our European business and lower sales of our Levi's(R) and Dockers(R) products in the U.S. The decrease in constant currency sales for the nine months ended August 24, 2003 reflected the weak retail climate and deflationary pressures in most apparel markets in which we operate.

     We expect the apparel environment to remain challenging and deflationary pressures to persist. We expect that full year 2003 net sales on a constant currency basis will be approximately flat compared to 2002, plus or minus two percent. We believe our sales growth for the remainder of 2003 will be driven primarily by the Levi Strauss Signature(TM) brand, offset by continuing declines in our European and U.S. Levi's(R) and Dockers(R) businesses. By the end of the fourth quarter of 2003, we expect to continue to introduce the Levi Strauss Signature(TM) brand into Japan, Australia and Canada.

     AMERICAS NET SALES. In the Americas, net sales for the three months ended August 24, 2003 increased 9.4% to $748.6 million, as compared to $684.0 million for the same period in 2002. Net sales for the nine months ended August 24, 2003 decreased 3.1% to $1,823.3 million, as compared to $1,882.0 million for the same period in 2002. If currency exchange rates were unchanged from 2002, net sales would have increased approximately 9.3% for the three months ended August 24, 2003 and decreased approximately 2.9% for the nine months ended August 24, 2003 compared to the same periods in 2002.

     The increase in Americas net sales for the three months ended August 24, 2003 was due to the launch of our Levi Strauss Signature(TM) brand into 3,000 Wal-Mart stores in the U.S. Excluding the launch of our new Levi Strauss Signature(TM) brand, net sales for the three months ended August 24, 2003 would have declined.

     With the Levi Strauss Signature(TM) and Levi's(R) brands, we are now segmenting the jeanswear market with distinct products to reach a much broader range of consumers where they shop. We believe we are selling quality and appealing products in a wide range of retail channels ranging from high-end specialty stores to mass market retailers.

     We believe the overall decline in Americas net sales for the nine months ended August 24, 2003 can be attributed to a number of factors, including the following:

     o persistently soft market conditions, particularly in men's apparel, which accounts for a large part of our business;

     o depressed retail sales in department and chain stores where our Levi's(R) and Dockers(R) brands are primarily distributed;

     o inventory reduction initiatives by retailers in response to poor retail sales during the first half of the year and into the third quarter and in anticipation of the potential impact of the Levi Strauss Signature(TM) launch; and

     o wholesale price reductions and higher sales allowances offered to our retail customers to improve their economics and help us both remain competitive in an increasingly deflationary apparel environment.

     In the face of this difficult retail apparel climate, we continue to focus on providing innovative products to consumers in every channel of distribution. We have introduced a number of new products for the fall season, including Levi's(R) brand corduroys with new styles, an improved fabric feel and performance, and a wide range of new colors. We have rolled out our popular Dockers(R) brand Go Khaki! with Stain Defender(TM) to our women's khaki lines. We also introduced our Individual Fit(TM) waistband technology, featuring an invisible expandable waistband, into a number of our Dockers(R) men's and women's lines.

     In addition, on September 10, 2003, we announced that we are reorganizing our U.S. business to further reduce the time it takes from initial product concept to placement of the product on the retailer's shelf and to decrease costs. We intend that these changes will make us faster and more responsive to the segments we compete in while lowering our cost of goods and improving the way we do business.

     EUROPE NET SALES. In Europe, net sales for the three months ended August 24, 2003 decreased 4.6% to $243.2 million, as compared to $254.9 million for the same period in 2002. Net sales for the nine months ended August 24, 2003 increased 2.9% to $778.7 million, as compared to $756.9 million for the same period in 2002. On a constant currency basis, net sales would have decreased by approximately 17.6% and 13.1% for the three and nine months ended August 24, 2003, respectively, compared to the same periods in 2002.

     Net sales in Europe have been affected by more severe market conditions than those prevailing in the United States, with economic weakness expected to persist and recovery expected to lag that of the U.S. These market conditions include weak economies, low consumer confidence, price deflation in apparel and a stagnant retail environment. Our core replenishment business in the region has suffered, particularly replenishment of 501(R) jeans products, in part due to retailers adopting more conservative purchasing patterns to reduce high inventory levels. A less favorable product mix also contributed to our constant currency sales decrease in the third quarter of 2003, reflecting higher sales of lower priced Levi's(R) 580(TM) jeans and tops.

     In an effort to reinvigorate the European business, we are introducing product and marketing initiatives to drive demand. For example, in the casual pant market we introduced the Dockers(R) S-Fit pant, featuring water repellent properties. The Levi's(R) Type 1(TM) jeans product line continues to receive a positive response from European consumers. We also plan to introduce the Levi Strauss Signature(TM) brand in early 2004.

     In addition, on September 10, 2003 we announced that we had presented a proposal to the European and appropriate national employee councils a restructuring program intended to streamline work and reduce the time it takes to get new products to market.

     ASIA PACIFIC NET SALES. In our Asia Pacific region, net sales for the three months ended August 24, 2003 increased 14.2% to $90.0 million, as compared to $78.8 million for the same period in 2002. Net sales for the nine months ended August 24, 2003 increased 19.9% to $284.8 million, as compared to $237.6 million for the same period in 2002. If exchange rates were unchanged from the prior year periods, net sales would have increased approximately 10.1% and 13.1% for the three and nine months ended August 24, 2003, respectively.

     In some countries in the region, we continued to report double-digit net sales increases for the three and nine months ended August 24, 2003 compared to the same periods in 2002. These increases more than offset lower sales in other countries in the region that are facing difficult retail conditions. In Japan, which accounted for approximately 54% of our business in the Asia Pacific region for the first nine months of 2003, net sales for the three and nine months ended August 24, 2003 increased approximately 3% and 15%, respectively, on a constant currency basis compared to the same periods in 2002.

     Sales growth reflected the impact of our new products, including the super premium priced Red Loop(TM) product introduced in August and improved retail presentation. The positive results in Japan also reflected the opening of additional independently owned retail stores dedicated to the Levi's(R) brand. Levi's(R) Type 1(TM) products and our Red Tab(TM) products, including a revitalized 501(R) jean product, performed well in the region.

     GROSS PROFIT. Gross profit for the three months ended August 24, 2003 was $403.9 million compared with $414.5 million for the same period in 2002. Gross profit for the nine months ended August 24, 2003 was $1,147.9 million compared with $1,182.6 million for the same period in 2002. For the three and nine months ended August 24, 2003, gross profit benefited from the translation impact of the stronger foreign currency of approximately $19 million and $66 million, respectively. Gross profit as a percentage of net sales, or gross margin, for the three months ended August 24, 2003 decreased to 37.3% compared to 40.7% for the same period in 2002. Gross margin for the nine months ended August 24, 2003 decreased to 39.8%, compared to 41.1% for the same period in 2002.

     Factors that reduced our gross margin included the following:

     o wholesale prices on our U.S. Levi's(R) and Dockers(R) products to improve our competitiveness;

     o introduction in the U.S. of our Levi Strauss Signature(TM) products during the third quarter, which generated gross margins that are lower than our other brands;

     o sales of the lower priced Levi's(R) 580(TM) jeans and lower sales of our core products in Europe that resulted in lower gross margins, and;

     o incurred sales allowances and inventory markdowns in the U.S. primarily to clear seasonal products.

       Cost savings from our 2002 plant closures partially offset the impact of these factors.

       We incurred expenses for the three and nine months ended August 25, 2002 of $3.8 million and $33.9 million, respectively, primarily for workers' compensation and pension enhancements in the U.S. associated with plant closures in the U.S. and Scotland. These expenses adversely impacted gross margin in that year. Unlike in prior periods, gross margin in the 2003 period does not include postretirement medical benefits related to manufacturing employees, as we have closed most of our manufacturing plants in the U.S. These costs, totaling approximately $13 million and $36 million for the three and nine months ended August 24, 2003, respectively, are now reflected in marketing, general and administrative expenses.

      Taking all of the above factors into account, gross margins for the three and nine months ended August 24, 2003, were lower compared to the same periods last year. We expect that our gross margin for the full year 2003 will be within our guidance of 40% to 42% but at the lower end of the range and excluding any restructuring related expenses that we incur in the fourth quarter of 2003.

      Cost of goods sold is primarily comprised of cost of materials, labor and manufacturing overhead, and also includes the cost of inbound freight, internal transfers, and receiving and inspection at manufacturing facilities as these costs vary with product volume. We include substantially all the costs related to receiving and inspection at distribution centers, warehousing and other activities associated with our distribution network in marketing, general and administrative expenses. Our gross margins may not be comparable to those of other companies in our industry, since some companies may include costs related to their distribution network in cost of goods sold.

     We announced on September 25, 2003, that we will close our remaining manufacturing and finishing plants in North America and shift production to third-party contractors to reduce costs. We expect this transition to be completed in March 2004. This continues our shift away from owned-and-operated manufacturing that we began several years ago.

     MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES. Marketing, general and administrative expenses for the three months ended August 24, 2003 decreased 7.1% to $316.3 million compared to $340.4 million for the same period in 2002, and for the nine months ended August 24, 2003 increased 2.6% to $983.2 million compared to $958.1 million for the same period in 2002. The foreign currency translation impact on marketing, general and administrative expenses for the three and nine months ended August 24, 2003 was approximately $14 million and $50 million, respectively. As a percentage of sales, these expenses decreased to 29.2% for the three months ended August 24, 2003 compared to 33.4% for the same period in 2002, and increased to 34.1% for the nine months ended August 24, 2003 compared to 33.3% for the same period last year.

     A number of factors caused the decline in marketing, general and administrative expenses for the three months ended August 24, 2003 compared to the same period last year. We had lower long-term and annual incentive compensation expenses, a one-time curtailment gain of approximately $12 million due to an amendment to one of our postretirement medical plans and lower advertising expense. These decreases were offset by expenses associated with our entry into the mass channel and the inclusion of costs for postretirement medical benefits related to manufacturing employees as discussed above under "Gross profit."

     Marketing, general and administrative expenses for the nine months ended August 24, 2003 increased compared to the same period last year. The increase reflected a non-cash charge of approximately $21 million for a cumulative adjustment to recognize rent expense on a straight-line basis over the lease terms, higher advertising expense and the factors described above.

     For the three and nine months ended August 24, 2003, marketing, general and administrative expenses included a net expense reduction of $13 million and $24 million, respectively, for long-term incentive compensation. The net expense reduction included estimated accruals of $12 million and $36 million, for the three and nine months ended August 24, 2003, respectively. Offsetting these accruals were reversals related to prior periods of approximately $25 million and $60 million, for the three and nine months ended August 24, 2003, respectively, reflecting the aggregate change in expected payouts for the outstanding grants. For the three and nine months ended August 25, 2002, long-term incentive compensation expense was $20 million and $60 million, respectively.

     For the three and nine months ended August 24, 2003, marketing, general and administrative expense also included a net expense of $2 million for annual incentive compensation. The net expense for the three and nine months ended August 24, 2003 included estimated incentive compensation accruals of $2 million and $7 million, respectively. Offsetting the accrual for the nine months ended August 24, 2003 was a reduction of prior period expense accruals of $5 million for the nine months ended August 24, 2003, reflecting the aggregate change in expected payouts. For the three and nine months ended August 25, 2002, annual incentive compensation expense was $13 million and $30 million, respectively.

     On August 1, 2003, we amended one of our postretirement benefit plans to change the benefits coverage for certain employees and retired participants. We recorded a curtailment gain of approximately $12 million during the third quarter of 2003 reflecting the amendment changes. These plan changes are effective for eligible employees and retired participants in fiscal year 2004. Some current and all new employees will not be eligible for retiree medical coverage as a result of the plan changes. The plan amendment also limits the amount that we will contribute for medical coverage and prescription drug coverage for retirees.

     Advertising expense for the three months ended August 24, 2003 decreased 7.9% to $70.4 million, compared to $76.4 million for the same period in 2002. Advertising expense for the nine months ended August 24, 2003 increased 6.5% to $225.8 million, compared to $212.1 million for the same period in 2002. Advertising expense as a percentage of sales for the three months ended August 24, 2003 decreased to 6.5%, compared to 7.5% for the same period in 2002, and for the nine months ended August 24, 2003 increased to 7.8%, compared to 7.4% for the same period in 2002. Advertising expense decreased for the three months ended August 24, 2003 compared to the same period last year primarily due to the timing of certain ad campaigns as well as the fact that our marketing strategy for the Levi Strauss Signature(TM) brand provides for less advertising than the strategy for our brands sold in traditional channels. Advertising expense for the three and nine months ended August 24, 2003 reflected a foreign currency translation impact of approximately $2 million and $14 million, respectively. We expect that full year 2003 advertising expense as a percentage of sales will be in the range of 7% to 8% but at the lower end of the range.

      Marketing, general and administrative expenses also include distribution costs, such as costs related to receiving and inspection at distribution centers, warehousing, shipping, handling and certain other activities associated with our distribution network. These expenses for the three and nine months ended August 24, 2003 were $55.3 million and $152.6 million, respectively, compared to $45.2 million and $133.0 million for the same periods last year. The increases were primarily due to expenses associated with our entry into the mass channel.

     For the nine months ended August 24, 2003, we recorded a cumulative adjustment to recognize rent expense on a straight-line basis over the lease terms, which resulted in a non-recurring, non-cash charge of approximately $21 million. We believe that the cumulative effect of the non-recurring, non-cash charge is not material to our historical operations in any period or to the trend of reported results of operations.

     We expect full year 2003 marketing, general and administrative expenses as a percentage of sales to be in the range of 32% to 34%.

     OTHER OPERATING INCOME. Licensing income for the three months ended August 24, 2003 increased 70.9% to $10.3 million compared to $6.0 million for the same period in 2002. Licensing income for the nine months ended August 24, 2003 increased 32.5% to $27.3 million compared to $20.6 million for the same period in 2002. The increases reflect a higher number of licensees, higher sales of licensed accessories such as men's leather accessories, hosiery, footwear and sleepwear and the introduction of licensed bed and bath products.

     RESTRUCTURING CHARGES, NET OF REVERSALS. For the nine months ended August 24, 2003 we had reversals of $9.7 million of previously recorded restructuring charges relating to prior years' reorganization initiatives. For the three months ended August 25, 2002 we had reversals of $16.6 million of previously recorded restructuring charges relating to prior years' reorganization initiatives. For the nine months ended August 25, 2002 we had restructuring charges, net of reversals, of $124.5 million, primarily associated with the closure of manufacturing plants in 2002. (SEE "RESTRUCTURING INITIATIVES" BELOW.)

     OPERATING INCOME. Operating income for the three months ended August 24, 2003 was $97.9 million compared to $96.7 million for the same period in 2002. Operating income for the nine months ended August 24, 2003 was $201.8 million compared to $120.6 million for the same period in 2002. Operating income as a percentage of sales, or operating margin, was 9.1% for the three months ended August 24, 2003 compared to 9.5% for the same period last year, and 7.0% for the nine months ended August 24, 2003 compared to 4.2% for the same period last year.

     The increase in operating income for the three months ended August 24, 2003 compared to the same period last year was primarily attributable to higher sales, lower marketing, general and administrative expenses and higher other operating income, partially offset by lower gross margin. The increase in operating income for the nine months ended August 24, 2003 compared to the same period last year was primarily attributable to higher other operating income, offset by higher marketing, general and administrative expenses and lower gross margin.

     In addition, for the three and nine months ended August 25, 2002, operating income included restructuring charges, net of reversals of $(16.6) million and $124.5 million, respectively, and restructuring related expenses of $3.8 million and $33.9 million, respectively, primarily associated with the closure of manufacturing plants that year. For the nine months ended August 24, 2003, operating income included restructuring reversals of $9.7 million primarily associated with restructuring charges relating to prior years' restructuring initiatives.

       We expect the full year 2003 operating margin to be in the range of 8% to 10% excluding any restructuring charges and related expenses we incur in the fourth quarter of 2004. In addition, we expect depreciation and amortization expense for the full year 2003 to be in the range of $60 million to $65 million.

     INTEREST EXPENSE. Interest expense for the three months ended August 24, 2003 increased 29.0% to $62.5 million compared to $48.5 million for the same period in 2002. Interest expense for the nine months ended August 24, 2003 increased 33.5% to $185.6 million compared to $139.0 million for the same period in 2002. The higher interest expense was primarily due to higher average debt balances and higher effective interest rates in 2003.

     The weighted average cost of borrowings for the three months ended August 24, 2003 and August 25, 2002 was 9.92% and 9.11%, respectively. The weighted average cost of borrowings for the nine months ended August 24, 2003 and August 25, 2002 was 9.94% and 9.06%, respectively. The increase in the weighted average interest rate reflects the issuance during the first quarter of 2003 of $575.0 million of senior notes due 2012 at an interest rate of 12.25%. The weighted average interest rate on average borrowings outstanding excludes interest payable to participants under unfunded deferred compensation plans and other items.

     OTHER (INCOME) EXPENSE, NET. Significant components of other (income) expense, net are summarized below:

                                                 THREE MONTHS ENDED            NINE MONTHS ENDED
                                              -------------------------     ------------------------
                                              AUGUST 24,     AUGUST 25,     AUGUST 24,    AUGUST 25,
                                                 2003           2002           2003         2002
                                              ----------    -----------     ----------    ----------
                                                            (DOLLARS IN THOUSANDS)
Currency transaction (gains) losses, net.....  $(6,538)       $31,612        $34,064       $37,176
Interest (income)............................   (1,567)        (5,589)        (4,227)       (6,647)
(Gains) losses on disposal of assets, net....     (384)          (400)        (6,493)       (1,171)
Loss on early extinguishment of debt.........      831             --         15,226            --
Other........................................   (1,684)        (4,832)        (5,008)       (8,745)
                                               -------        -------        -------       -------
  Total......................................  $(9,342)       $20,791        $33,562       $20,613
                                               =======        =======        =======       =======

     Currency transaction (gains) losses included net gains and losses of our foreign exchange management contracts of $(7.9) million and $20.0 million for the three months ended August 24, 2003 and August 25, 2002, respectively. For the nine months ended August 24, 2003 and August 25, 2002, net losses on foreign exchange management contracts were $49.4 million and $41.1 million, respectively. The remaining amounts primarily reflected net gains and losses resulting from remeasurement of foreign currency transactions.

     The decrease in interest income for the three and nine months ended August 24, 2003 was primarily related to the receipt in the third quarter of 2002 of interest income on a refund arising from a legal settlement associated with custom duties in Mexico. The net gain on disposal of assets for the three and nine months ended August 24, 2003 was primarily related to the sale of fixed assets associated with our 2002 U.S. plant closures. The loss on early extinguishment of debt for the three months ended August 24, 2003 primarily related to the purchase of our 6.80% notes due November 1, 2003. The loss on early extinguishment of debt for the nine months ended August 24, 2003 primarily related to the purchase of $327 million in principal amount of the 6.80% notes and the write-off of unamortized bank fees associated with the refinancing in January 2003 of our 2001 bank credit facility.

     INCOME TAX EXPENSE (BENEFIT). We periodically review the valuation of our deferred tax assets and assess the likelihood of adverse outcomes resulting from the examinations of our income tax returns by the Internal Revenue Service. As of August 24, 2003, we changed our effective income tax rate for 2003 from 39.0% to 7.5%. The effective income tax rate for 2002 was 50.0%. The revised effective tax rate was due to a revaluation of the state deferred tax assets to reflect higher future state tax benefits of $16.5 million and a reversal of $24.2 million related to a valuation allowance for prior years' foreign losses. These items were partially offset by additions to our income tax accruals for potential deficiencies in income tax and related interest of $12.5 million, resulting in a net reduction of our estimated annual income tax expense of $28.2 million. The higher effective income tax rate in 2002 reflected the computational effect of expenses not deductible for tax purposes on the lower earnings for the full year 2002 due to restructuring charges, net of reversals and related expenses.

      Income tax expense was $22.9 million for the three months ended August 24, 2003 compared to $13.7 million for the same period in 2002. Income tax benefit was $(1.3) million for the nine months ended August 24, 2003 compared to $(19.5) million for the same period in 2002. Our effective income tax rate was 51.2% for the three months ended August 24, 2003 and 7.5% for the nine months ended
August 24, 2003 compared to 50.0% for the three and nine months ended August 25, 2002.

     In our income tax returns for 1998 and 1999, we reported incorrectly on the disposition of fixed assets, primarily a double deduction for losses related to various plant closures. These reporting errors on our income tax returns did not affect our results of operations for the fiscal years 1998 through 2000. The net cash impact to us is expected to be approximately $3 million in future taxes. We did not confirm the tax return errors until we updated our review of our Internal Revenue Service audit positions for 1998 and 1999 earlier this year. In 2001, adjustments made to our deferred tax accounts resulted in the reporting errors being reflected in our financial statements for 2001. Treatment of this item as an accounting error in 2001 results in our net income for fiscal year 2001 being reduced by $26.4 million to $124.6 million rather than $151.0 million as recorded in previously published financial statements. The corresponding balance sheet impact is a $26.4 million increase in long-term tax liabilities at November 25, 2001. There is no impact on the income statement for fiscal year 2002 other than an immaterial accrual for related interest expense on taxes due.

     NET INCOME (LOSS). Net income for the three months ended August 24, 2003 was $21.8 million compared to $13.7 million for the same period in 2002. Net loss for the nine months ended August 24, 2003 was $(16.0) million compared to $(19.5) million for the same period in 2002. Net income for the three months ended August 24, 2003 reflected higher operating income and favorable currency movements on our foreign exchange management activities, partially offset by lower gross margin and higher interest expense. The net loss for the nine months ended August 24, 2003 reflected higher marketing, general and administrative expenses, lower gross margin, higher interest expense, higher other expense primarily associated with the loss on early extinguishment of debt and lower income tax benefit, partially offset by higher other operating income and a restructuring reversal. Net income for the three months ended August 25, 2002 and the net loss for the nine months ended August 25, 2002 reflected substantial restructuring charges, net of reversals and related expenses.


RESTRUCTURING INITIATIVES

EUROPE DISTRIBUTION CENTER REORGANIZATION INITIATIVE

      During the second quarter of 2003, we took actions to streamline product distribution activities and reduce operating costs in France, Belgium and Holland. These actions include planned closures of the Belgium, France and Holland distribution centers during the first quarter of 2004. We reached an agreement on severance packages for the French employees impacted by the initiative and recorded in marketing, general and administrative expenses an initial charge of $1.9 million associated with the displacement of approximately 45 employees. During the third quarter of 2003, we recorded in marketing, general and administrative expenses a charge of $0.7 million reflecting additional severance and benefits.

      During the third quarter of 2003, we reached an agreement on the severance packages for the Dutch employees impacted by the initiative. We recorded in marketing, general and administrative expenses a charge of $1.3 million associated with the displacement of approximately 25 employees.

      For fiscal years 2003 and 2004, we expect to incur additional employee-related restructuring costs of approximately $0.5 million for termination benefits and other restructuring costs, such as contract termination costs, of approximately $1.0 million to $3.0 million.

EUROPE SALES CENTER REORGANIZATION INITIATIVE

     In November 2002, we announced a reorganization initiative to realign our resources with our European sales strategy to improve customer service and reduce operating costs. This strategy affected our operations in several countries and involved moving from a country or regional-based sales organization to a key account structure. We recorded an initial charge of $1.6 million reflecting an estimated displacement of 40 employees.

      During the second quarter of 2003, we recorded in marketing, general and administrative expenses an initial charge of $1.3 million reflecting the displacement of 13 employees who were terminated as of May 25, 2003.

      During the third quarter of 2003, we recorded in marketing, general and administrative expenses a charge of $0.5 million reflecting the displacement of 6 additional employees associated with this initiative and reversed $0.2 million for lower than anticipated severance and benefit costs.

      During the fourth quarter of 2003, we expect to incur additional employee-related costs associated with this initiative of approximately $0.4 million, reflecting an estimated displacement of 5 employees.

U.S. PLANT CLOSURES

     In the second quarter of 2002, we recorded an initial charge of $129.7 million for six U.S. plant closures that included a non-cash asset write-off of $22.7 million. The six manufacturing plants were closed in 2002. For the nine months ended August 24, 2003, we reversed charges of $9.5 million due to lower than anticipated costs associated with employee benefits, lower than anticipated costs to sell or exit facilities, and updated estimates and assumptions relating to certain U.S. suppliers.

CORPORATE RESTRUCTURING INITIATIVE

     In November 2001, we instituted various reorganization initiatives in the U.S. to simplify product lines and realign resources to those product lines. For the nine months ended August 24, 2003, we reversed $0.2 million for lower than anticipated severance and benefit costs due to attrition.

     The total balance of the reserves at August 24, 2003 was $20.3 million compared to $65.6 million at November 24, 2002. The reserve balances are expected to be utilized by mid-2004. The following table summarizes the liability balances associated with the plant closures and restructuring initiatives:

                                                                        AUGUST 24,      NOVEMBER 24,
                                                                           2003             2002
                                                                        ----------      ------------
                                                                           (DOLLARS IN THOUSANDS)
2003 Europe Distribution Center Reorganization Initiative............     $ 3,881         $    --
Europe Sales Center Reorganization Initiative........................       1,308           1,366
2002 U.S. Plant Closures.............................................      14,904          62,089
2001 Corporate Restructuring Initiatives.............................         232           2,121
                                                                          -------         -------
     Total...........................................................     $20,325         $65,576
                                                                          =======         =======

OTHER 2002 RESTRUCTURING REVERSALS

     We had other restructuring reversals during 2002 that were associated with the 2002 plant closures in Scotland and the 1997 to 1999 closure of 29 of our owned and operated production and finishing facilities in North America and Europe. For the three and nine months ended August 25, 2002, we reversed aggregate charges of $11 million and $20.1 million, respectively, from initial charges of $551.4 million. These reversals were primarily due to lower than anticipated employee benefits and other plant closure related costs and the earlier than anticipated sale of the manufacturing plants.

ORGANIZATIONAL CHANGES

      On September 10, 2003, we announced that we are reorganizing our U.S. business to further reduce the time it takes from initial product concept to placement of the product on the retailer's shelf and to reduce costs. We expect to eliminate up to approximately 350 salaried positions in the U.S. business in 2003 as we work to simplify our business processes and reduce operating expenses.

      In addition, our European business recently presented a proposal to the European and appropriate national employee councils to improve our competitiveness through a similar program intended to streamline work and reduce the time it takes to get new products to market. We expect to eliminate up to approximately 300 positions if the proposal is confirmed.

      We estimate the total pre-tax restructuring charges and related expenses to be approximately $70 million to $80 million if these U.S. and European proposed organizational changes are executed. Most of these costs are expected to be incurred and paid by the end of 2004.

PLANT CLOSURES

      On September 25, 2003, we announced that we will close our remaining manufacturing and finishing plants in North America as part of the shift away from owned-and-operated manufacturing that we began several years ago.

      We plan to close our sewing and finishing operations in San Antonio, Texas by year-end, displacing approximately 800 workers. Our three Canadian facilities, two sewing plants in Edmonton, Alberta and Stoney Creek, Ontario, and a finishing center in Brantford, Ontario, are expected to close in March 2004, displacing approximately 1,180 employees. Production from the San Antonio and Canadian facilities will be shifted to third-party contractors, located primarily outside the U.S. and Canada. The separation packages for both U.S. and Canadian employees will be finalized following discussions with the unions representing employees in the affected facilities. We will then determine an estimate of the associated restructuring charges and related expenses.

LIQUIDITY AND CAPITAL RESOURCES

      Our principal capital requirements have been to fund working capital and capital expenditures. As of August 24, 2003, total cash and cash equivalents, including restricted cash, was $74.1 million, a $22.4 million decrease from the $96.5 million cash balance reported as of November 24, 2002. The decrease primarily reflected purchases of 6.80% notes due November 2003 that were partially offset by the issuance in the first quarter of 2003 of the 12.25% senior unsecured notes due 2012 and entry into the January 2003 credit facility. Under the January 2003 credit facility, we were required to have funds segregated in an amount sufficient to repay the 6.80% notes due November 1, 2003 at maturity (including any interim scheduled interest payments). As of August 24, 2003, this amount was $23.4 million and is separately identified on the balance sheet as "Restricted cash."

     As of August 24, 2003, our January 2003 credit facility consisted of $365.3 million of term loans and a $375.0 million revolving credit facility, of which $70.0 million of borrowings under the revolving credit facility were outstanding. Total availability under the revolving credit facility was reduced by $145.2 million of letters of credit allocated under the revolving credit facility, yielding a net availability of $159.8 million. Included in the $145.2 million of letters of credit at August 24, 2003 were $120.2 million of stand-by letters of credit with various international banks, of which $64.7 million serve as guarantees by the creditor banks to cover U.S. workers' compensation claims. We pay fees on the stand-by letters of credit and borrowings against letters of credit are subject to interest at various rates.

     On September 29, 2003, we entered into a $500.0 million senior secured term loan agreement and a $650.0 million senior secured revolving credit facility that replaced our existing January 2003 credit facility. These financing agreements are described below under "Financial Condition."

      At August 24, 2003, we had unsecured and uncommitted short-term credit lines available totaling $32.8 million at various rates. These credit arrangements may be canceled by the bank lenders upon notice and generally have no compensating balance requirements or commitment fees.

       Debt, net of cash on hand was $2.3 billion as of August 24, 2003. This reflected an increase of $542 million since November 24, 2002. We expect 2003 year-end debt less cash on hand to be approximately $2.1 billion, up approximately $300 million from the 2002 year-end debt less cash on hand. The fourth quarter of 2003 debt reduction is expected to come from earnings as well as seasonal declines in working capital.

      During 2002, we reached a settlement with the Internal Revenue Service on most of the issues in connection with the examination of our income tax returns for the years 1990 through 1995. As a result, we made a net payment of approximately $110 million to the Internal Revenue Service in March 2003. Our consolidated U.S. income tax returns for the years 1996 to 1999, and certain open issues relating to earlier years, are presently under examination by the Internal Revenue Service. We cannot be sure that we will be able to reach a settlement for 1996 to 1999, and for other open issues, on terms that are acceptable to us. In addition, our income tax returns for other years may be the subject of future examination by tax authorities. An adverse outcome resulting from any settlement or future examination may lead to a deficiency in our provision for income taxes on our income statement and may adversely affect our liquidity. In addition, changes to our income tax provision or in the valuation of the deferred tax assets and liabilities may affect our annual effective income tax rate.

      We have numerous noncontributory pension plans covering substantially all of our employees. Our pension plan assets are principally invested in equity securities and fixed income securities. Based on the fair value of plan assets and interest rates estimated as of November 24, 2002, we recorded a charge of $86.0 million, net of tax of $49.9 million, to stockholders' deficit during the fourth quarter of 2002. This charge reflects the after tax additional minimum pension liability due to pension obligations exceeding assets. As a result of the projected deficit, we expect to make additional pre-tax contributions to the pension plans during the next four years, including expected cash contributions of approximately $20 to $25 million in December 2003.

       We have no material off-balance sheet debt obligations or unconditional purchase commitments other than operating lease commitments. Our total short-term and long-term debt principal payments as of August 24, 2003 and minimum operating lease payments for facilities, office space and equipment as of November 24, 2002 for the next five years and thereafter are as follows:

                                          PRINCIPAL     MINIMUM OPERATING
                                          PAYMENTS*       LEASE PAYMENTS
                                          ---------     -----------------
YEAR                                           (DOLLARS IN THOUSANDS)
----

2003...................................   $   25,605       $ 64,211
2004...................................      149,775         58,375
2005...................................      150,422         55,051
2006...................................      784,945         52,646
2007...................................           --         47,887
Thereafter.............................    1,256,252        189,832
                                          ----------       --------
            Total......................   $2,366,999       $468,002
                                          ==========       ========

*The principal payments included $22.6 million of the outstanding 6.80% notes due November 1, 2003. Under the January 2003 credit facility, we were required to have funds segregated in an amount sufficient to repay the 6.80% notes due November 1, 2003 at maturity (including any interim scheduled interest payments). As of August 24, 2003, this amount was $23.4 million, which includes $0.8 million of accrued interest, and is separately identified on the balance sheet as "Restricted cash." The table above does not reflect our new financing agreements entered into on September 29, 2003. These financing agreements are described below under "Financial Condition."

     SUPPLY CONTRACTS. We do not have any material long-term raw materials supply contracts except for our supply agreement with Cone Mills Corporation relating to the denim used in 501(R) jeans. The supply agreement does not obligate us to purchase any minimum amount of goods or to purchase the denim used in 501(R) jeans only from Cone Mills Corporation. We typically conduct business with our raw material suppliers, garment manufacturing and finishing contractors on an order-by-order basis. On September 24, 2003, Cone Mills Corporation filed a petition for bankruptcy under Chapter 11 and announced that it had accepted a letter of intent from WL Ross & Co. to purchase Cone Mills Corporation's assets. Cone Mills Corporation has advised us that it expects to conduct business as usual. We do not anticipate any material delays or interruptions in our operations arising from these Cone Mills Corporation developments.

      CASH USED FOR/PROVIDED BY OPERATING ACTIVITIES. Cash used for operating activities for the nine months ended August 24, 2003 was $418.4 million, as compared to cash provided by operating activities of $20.0 million for the same period in 2002. Trade receivables decreased from November 24, 2002 primarily due to seasonal trends as sales for the third quarter are typically lower than fourth quarter sales. Inventories increased from November 24, 2002 primarily due to the introduction of Levi Strauss Signature(TM) brand and preparation for the fourth quarter sales, which are typically higher than in other quarters. Income taxes receivable represented the refund due on the 2002 Federal income tax return that was received on September 16, 2003.

      Net deferred tax assets increased from November 24, 2002 primarily due to the tax effects of the interest expense deduction from the audit settlement paid in March 2003 to the Internal Revenue Service. In addition, the increase reflected a reversal of a valuation allowance of prior year's foreign losses and an adjustment to the state deferred income tax rate to reflect higher future state tax benefits. Other long-term assets decreased reflecting amortization of debt issuance costs. In addition, we wrote-off debt issuance costs associated with the refinancing in January 2003 of our 2001 bank credit facility.

      Accounts payable and accrued liabilities increased from November 24, 2002 primarily due to currency fluctuations. Restructuring reserves decreased from November 24, 2002 due to payments primarily related to prior years' restructuring initiatives. Accrued salaries, wages and employee benefits decreased from November 24, 2002 primarily due to payments of approximately $100 million in the first quarter of 2003 under our employee incentive compensation plans. This was partially offset by a reclassification from long-term employee benefits to accrued salaries, wages and employee benefits for expected payments in 2004 under our long-term employee incentive compensation plan. Accrued taxes decreased from November 24, 2002 primarily due to the tax audit settlement payment and other tax payments. Long-term tax and other liabilities increased primarily due to an increase in our long-term income tax liabilities to reflect potential deficiencies in income tax and related interest, and a non-cash charge relating to a cumulative effect of a change in accounting for rent expense.

      CASH USED FOR INVESTING ACTIVITIES. Cash used for investing activities for the nine months ended August 24, 2003 was $61.7 million compared to cash used for investing activities of $36.6 million during the same period in 2002. Cash used for investing activities for the nine months ended August 24, 2003 resulted primarily from purchases of information systems enhancements and realized losses on net investment hedges. These items were partially offset by proceeds primarily from the sale of assets associated with the U.S. plant closures. We expect capital spending of approximately $70 million in fiscal year 2003, primarily for information systems enhancements.

      CASH PROVIDED BY/USED FOR FINANCING ACTIVITIES. Cash provided by financing activities for the nine months ended August 24, 2003 was $433.1 million, compared to cash used for financing activities of $25.8 million for the same period in 2002. Cash provided by financing activities during the nine months ended August 24, 2003 primarily reflected the issuance of the 12.25% senior unsecured notes due 2012 and the 2003 Tranche B term loan facility. These items were partially offset by the purchase of $327 million in principal amount of our 6.80% notes due November 1, 2003, debt issuance costs associated with our first quarter 2003 debt financing transactions, and the retirement of our European receivables securitization financing arrangements and an industrial development revenue refunding bond.

FINANCIAL CONDITION

     JANUARY 2003 SENIOR SECURED CREDIT FACILITY. Our January 2003 credit facility in place as of August 24, 2003 consisted of a $375.0 million revolving credit facility and a $375.0 million Tranche B term loan facility. As of August 24, 2003, there was $70.0 million outstanding under the January 2003 credit facility. Total availability as of August 24, 2003 under the January 2003 revolving credit facility was reduced by $145.2 million of letters of credit allocated under the facility, yielding a net availability of $159.8 million. As of August 24, 2003, the principal balance of the Tranche B term loan was $365.3 million. We used the borrowings under the January 2003 credit facility for working capital and general corporate purposes.

     Under the January 2003 credit facility, the interest rates for the revolving credit facility varied: for Eurodollar Rate Loans and Letters of Credit, from 3.50% to 4.25% over the Eurodollar Rate (as defined in the credit agreement) or, for Base Rate Loans, from 2.50% to 3.25% over the higher of (i) the Citibank base rate and (ii) the Federal Funds rate plus 0.50%, with the exact rate in each case depending upon performance under specified financial criteria. The interest rate for the Tranche B term loan facility was 4.25% over the Eurodollar Rate or 3.75% over the Federal Funds rate.

     The January 2003 credit facility required that we segregate sufficient funds to satisfy all principal and interest payments on the outstanding 6.80% notes due November 2003 and allow for repurchase of these notes prior to their maturity. As of August 24, 2003, the segregated amount was $23.4 million, which included $0.8 million of accrued interest, and is separately identified on the balance sheet as "Restricted cash."

     Pending completion of a refinancing transaction, we obtained on September 17, 2003 a limited waiver of compliance with certain financial covenants under the January 2003 credit facility. On September 29, 2003, we entered into a new $1,150.0 million senior credit facility to replace the January 2003 credit facility.

      NEW FINANCING AGREEMENTS. On September 29, 2003, we entered into a $500.0 million senior secured term loan agreement and a $650.0 million senior secured revolving credit facility to replace our then existing January 2003 credit facility and our U.S. receivables securitization transaction completed in July 2001. As of September 29, 2003, unamortized costs associated with the January 2003 credit facility and the U.S. receivables securitization transaction were approximately $23 million. These costs will be written-off during the fourth quarter of 2003. We will use the borrowings under our new senior secured credit facility, after refinancing these existing financings, for working capital or general corporate purposes.

      The following is a summary description of the material terms of the new bank loan and credit facilities.

      Our new term loan consists of a single borrowing of $500.0 million, divided into two tranches, one subject to fixed and the other to floating rates of interest. The loan matures on September 29, 2009, and the term loan agreement requires us to refinance our senior unsecured notes due 2006 and 2008 not later than six months prior to their respective maturity dates, failing which the maturity of the term loan would be accelerated to a date three months prior to the maturity of the 2006 or the 2008 notes, respectively. Principal payments on the loan in an amount equal to 0.25% of the initial principal amount must be made quarterly commencing with the first fiscal quarter of 2004, and the remaining principal of the loan must be repaid at maturity. We may not voluntarily prepay any part of the term loan prior to March 31, 2007. Our new term loan also requires mandatory prepayments in certain events, such as if we engage in a sale of certain intellectual property assets.

      The revolving credit facility is an asset-based facility, in which the borrowing availability varies according to the levels of our accounts receivable and inventory. Subject to the level of such borrowing base, we may make and repay borrowings from time to time until the maturity of the facility. Initial availability under the asset-based facility was approximately $563 million as of September 29, 2003. The maturity date of the facility is September 29, 2007, at which time all borrowings under the facility must be repaid. The facility agreement also requires refinancing of our senior unsecured notes due 2006 at least six months prior to their maturity. We may make voluntary prepayments of borrowings and must make mandatory prepayments if certain events occur, such as asset sales.

      The interest rate for the floating rate tranche of our term loan is 6.875% over the eurodollar rate or 5.875% over the base rate. The interest rate for the fixed rate tranche of our term loan is 10.0% per annum. The interest rate for our revolving credit facility is, for LIBOR rate loans, 2.75% over the LIBOR rate (as defined in the credit agreement) or, for base rate loans, 0.50% over the Bank of America prime rate.

      Both our term loan and our revolving credit facility are guaranteed by our domestic subsidiaries. The revolving credit facility is secured by domestic inventories and accounts receivable, certain domestic equipment, patents and other related intellectual property, 100% of the stock in all domestic subsidiaries, 65% of the stock of certain foreign subsidiaries and other assets. Excluded from the assets securing the revolving credit facility are all of our most valuable real property interests and all of the capital stock of our affiliates in Germany and the United Kingdom and any other affiliates that become restricted subsidiaries under the indenture governing our notes due 2006 (such restricted subsidiaries also are not permitted to be guarantors). The term loan is secured by a lien on trademarks, copyrights and other related intellectual property and by a second-priority lien on the assets securing the revolving credit facility.

      The term loan and the revolving credit facility each contain customary covenants restricting our activities as well as those of our subsidiaries, including limitations on our, and our subsidiaries', ability to sell assets; engage in mergers; enter into capital leases or certain leases not in the ordinary course of business; enter into transactions involving related parties or derivatives; incur or prepay indebtedness or grant liens or negative pledges on our assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third party obligations; make capital expenditures; and make changes in our corporate structure. The term loan and the revolving credit agreement also contain financial covenants that we must satisfy on an ongoing basis, including a minimum fixed charge coverage ratio.

      The term loan and the revolving credit facility each contain customary events of default, including payment failures; failures to satisfy other obligations under the credit agreements; material judgments; pension plan terminations or specified underfunding; substantial voting trust certificate or stock ownership changes; specified changes in the composition of our board of directors; and invalidity of the guaranty or security agreements. If an event of default occurs, our lenders could terminate their commitments, declare immediately payable the term loan and all borrowings under the credit facilities and foreclose on the collateral, including (in the case of the term loan) our trademarks.

     SENIOR UNSECURED NOTES DUE NOVEMBER 1, 2003. Our 6.80% notes mature on November 1, 2003. During the first half of 2003, we purchased approximately $327 million in principal amount of the 6.80% notes using proceeds from our senior notes offering due 2012. Approximately $184 million of these repurchases resulted from a tender offer made by us on April 8, 2003 to purchase for cash any and all of the outstanding 6.80% notes, at a purchase price of $1,024.24 per $1,000.00 principal amount. The debt tender offer expired on May 7, 2003.

     At August 24, 2003, $22.6 million of these notes were outstanding. Under the senior secured credit facility, we are required to have funds segregated in an amount sufficient to repay the 6.80% notes at maturity (including any interim scheduled interest payments). As of August 24, 2003, the segregated amount was $23.4 million, which included $0.8 million of accrued interest, and is separately identified on the balance sheet as "Restricted cash."

     SENIOR UNSECURED NOTES DUE 2012. On December 4, 2002, January 22, 2003 and January 23, 2003, we issued a total of $575.0 million in notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. These notes are unsecured obligations that rank equally with all of our other existing and future unsecured and unsubordinated debt. They are 10-year notes maturing on December 15, 2012 and bear interest at 12.25% per annum, payable semi-annually in arrears on December 15 and June 15, commencing on June 15, 2003. The notes are callable beginning December 15, 2007. These notes were offered at a net discount of $3.7 million, which is amortized over the term of the notes using an approximate effective-interest rate method. Costs representing underwriting fees and other expenses of approximately $18.0 million are amortized over the term of the notes to interest expense.

     We used approximately $125.0 million of the net proceeds from the notes offering to repay remaining indebtedness under our 2001 bank credit facility and approximately $327.0 million of the net proceeds to purchase the majority of the 6.80% notes due November 1, 2003. We intend to use the remaining net proceeds to refinance (whether through payment at maturity, repurchase or otherwise) the remainder of the 6.80% notes due November 1, 2003 and other outstanding indebtedness or for working capital or other general corporate purposes. At August 24, 2003, $22.6 million in principal amount of the 6.80% notes due November 1, 2003 were outstanding.

      The indenture governing these notes contain covenants that limit our and our subsidiaries' ability to incur additional debt; pay dividends or make other restricted payments; consummate specified asset sales; enter into transactions with affiliates; incur liens; impose restrictions on the ability of a subsidiary to pay dividends or make payments to us and our subsidiaries; merge or consolidate with any other person; and sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets or our subsidiaries' assets.

      If we experience a change in control as defined in the indenture governing the notes, then we will be required under the indenture to make an offer to repurchase the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. If these notes receive and maintain an investment grade rating by both Standard and Poor's and Moody's and we and our subsidiaries are and remain in compliance with the indenture, then we and our subsidiaries will not be required to comply with specified covenants contained in the indenture.

     SENIOR NOTES EXCHANGE OFFER. In April 2003, as required under the registration rights agreement we entered into when we issued the $575.0 million aggregate principal amount of 12.25% notes due 2012, we filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission relating to an exchange offer for the notes. The exchange offer gave holders the opportunity to exchange the old notes for new notes. The new notes are identical in all material respects to the old notes except that the new notes are registered under the Securities Act. The exchange offer ended on June 17, 2003. As a result of the exchange offer, all but $9.1 million of the $575.0 million aggregate principal amount of old notes were exchanged for new notes.

     EUROPEAN RECEIVABLES FINANCING. On March 14, 2003, we terminated our European receivables securitization agreements and repaid the outstanding of the then equivalent amount of $54.3 million.

     INDUSTRIAL DEVELOPMENT REVENUE REFUNDING BOND. On June 3, 2003 we repaid the outstanding amount of $10.0 million on an industrial development revenue refunding bond relating to our Canton, Mississippi customer service center.

     CREDIT RATINGS. On September 10, 2003, Standard & Poor's Ratings Services, or S&P, lowered our ratings including our corporate credit rating to "B" from "BB-" with a stable outlook. On September 22, 2003, S&P assigned a "BB" rating to our new $650 million revolving senior secured credit facility and a "BB-" rating to our new $500 million senior secured term loan facility.

     On September 12, 2003, Fitch Ratings, or Fitch, affirmed our senior unsecured debt rating at "B." In addition, Fitch stated that it expects to rate our new $650 million asset-based revolving credit facility at "BB" and our new $500 million term loan at "BB-." Fitch stated that upon closing of our new bank credit facility, it would withdraw the "BB-" ratings on our January 2003 credit facility and make our new bank facility ratings effective. Fitch's rating outlook remains negative.

     On September 22, 2003, Moody's Investor Service, or Moody's, lowered our ratings on our senior unsecured notes to "Ca" from "B3," our senior implied rating to "Caa1" from "B2," and our January 2003 credit facility to "B3" from "B1." Moody's also assigned a prospective rating of "(P)Caa1" to our new term loan facility. Upon the closing of the new revolving credit facility (not rated by Moody's) and the term loan, the rating on the January 2003 credit facility will be withdrawn.

     These credit rating agency actions do not trigger any obligations or other provisions under our financing agreements or our other contractual relationships.

LITIGATION

WRONGFUL TERMINATION LITIGATION

       On April 14, 2003, two former employees of our tax department filed a complaint in the Superior Court of the State of California for San Francisco County in which they allege that they were wrongfully terminated in December 2002. Plaintiffs allege, among other things, that Levi Strauss & Co. engaged in a variety of fraudulent tax-motivated transactions over several years, that we manipulated tax reserves to inflate reported income and that we fraudulently failed to set appropriate valuation allowances on deferred tax assets. They also allege that, as a result of these and other tax-related transactions, our financial statements for several years violate generally accepted accounting principles and Securities and Exchange Commission regulations and are fraudulent and misleading, that reported net income for these years was overstated and that these various activities resulted in our paying excessive and improper bonuses to management for fiscal year 2002. Plaintiffs in this action further allege that they were instructed by us to withhold information concerning these matters from our auditors and the Internal Revenue Service, that they refused to do so and, because of this refusal, they were wrongfully terminated. We are vigorously defending this litigation and filed our formal answer to the lawsuit in California Superior Court on May 23, 2003. In our answer we categorically deny all the allegations and spell out the reasons that led to the dismissal of these two employees. We also filed a cross complaint against them. We do not expect this litigation will have a material impact on our financial condition or results of operations.

       On September 15, 2003, we announced that our Audit Committee had completed its investigation of the tax and related accounting issues raised in the wrongful termination suit. The Audit Committee concluded that our tax and related accounting positions were reasonable and legally defensible and noted that in the course of its investigation it did not discover evidence of tax or other fraud. The Audit Committee also did not find evidence that information was improperly withheld from the IRS with respect to these issues in connection with IRS audits. The Audit Committee investigation was initiated following the filing of the wrongful termination litigation.

          The scope of the Audit Committee investigation was to review issues raised in the complaint. The Audit Committee retained independent counsel, Simpson Thacher & Bartlett LLP, to assist it in the investigation. An independent accounting firm was retained by Simpson Thacher & Bartlett to consult on specified accounting issues. The investigation took place over a period of approximately four and one-half months, and involved extensive discussions with employees of the company, various legal and tax advisors, and our independent auditors.

          In addition to the conclusions noted above, the Audit Committee observed that, during the period from 1994 through 2001, we established, maintained and released varying amounts of unspecified tax reserves. These tax reserves were not supported by sufficient contemporaneous documentation that related the reserves to specified tax exposures. In reviewing the matter, the Committee noted that these tax reserves were communicated to and discussed with our outside independent auditors at the time they were created and maintained. We and our Audit Committee are of the view that the handling of the unspecified tax reserves during these periods was not intended to, and did not, materially affect our SEC-filed financial statements.

          In the course of the Audit Committee investigation, we have communicated with the SEC on an informal basis, and we expect to continue these communications with respect to the results of the investigation and further developments relating to the litigation as appropriate.

OTHER LITIGATION

       In the ordinary course of business, we have various other pending cases involving contractual matters, employee-related matters, distribution questions, product liability claims, trademark infringement and other matters. We do not believe there are any pending legal proceedings that will have a material impact on our financial condition or results of operations.

CRITICAL ACCOUNTING POLICIES

     Our critical accounting policies upon which our financial position and results of operations depend are those relating to revenue recognition, inventory valuation, restructuring reserves, income tax assets and liabilities, and derivatives and foreign exchange management activities. We summarize our most critical accounting policies below.

     REVENUE RECOGNITION. We recognize revenue when the goods are shipped and title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is probable. Revenue is recognized when the sale is recorded net of an allowance for estimated returns, discounts and retailer promotions and incentives.

     We recognize allowances for estimated returns, discounts and retailer promotions and incentives when the sale is recorded. Allowances principally relate to our U.S. operations and primarily reflect volume-based incentives and other returns and discounts. For volume-based retailer incentive programs, reserves are calculated based on a fixed formula applied to sales volumes. We estimate non-volume-based allowances by considering special customer and product-specific circumstances as well as historical customer claim rates. Actual allowances may differ from estimates due primarily to changes in sales volume based on retailer or consumer demand.

     We entered into cooperative advertising programs with certain customers. The majority of cooperative advertising programs were discontinued in the first quarter of fiscal 2002. We recorded payments to customers under cooperative advertising programs as marketing, general and administrative expenses because an identifiable benefit was received in return for the consideration and we could reasonably estimate the fair value of the advertising received. Cooperative advertising expense for the three and nine months ended August 24, 2003 was $0.7 million and $1.5 million, respectively.

     INVENTORY VALUATION. We value inventories at the lower of cost or market value. Inventory costs are based on standard costs on a first-in first-out basis, which are updated periodically and supported by actual cost data. We include materials, labor and manufacturing overhead in the cost of inventories. In determining inventory market values, we give substantial consideration to the expected product selling price. In determining our expected selling prices, we consider various factors including estimated quantities of slow-moving inventory by reviewing on-hand quantities, outstanding purchase obligations and forecasted sales. We then estimate expected selling prices based on our historical recovery rates for sale of slow-moving inventory through various channels and other factors, such as market conditions and current consumer preferences. Our estimates may differ from actual results due to the quantity and quality and mix of products in inventory, consumer and retailer preferences and economic conditions. Improvements in the process of estimating potential excess inventory resulted in a reduction of inventory valuation reserves by approximately $11 million for the nine months ended August 24, 2003.

     RESTRUCTURING RESERVES. Upon approval of a restructuring plan by management with the appropriate level of authority, we record restructuring reserves for certain costs associated with plant closures and business reorganization activities. Such costs are recorded as a current liability and primarily include employee severance, certain employee termination benefits such as out-placement services and career counseling, and resolution of contractual obligations. The principal components of the reserves relate to employee severance and termination benefits, which we estimate based on agreements with the relevant union representatives or plans adopted by us that are applicable to employees not affiliated with unions. These costs are not associated with nor do they benefit continuing activities. Inherent in the estimation of these costs are assessments related to the most likely expected outcome of the significant actions to accomplish the restructuring. Changing business conditions may affect the assumptions related to the timing and extent of facility closure activities. We review the status of restructuring activities on a quarterly basis and, if appropriate, record changes based on updated estimates. We adopted Statement of Financial Accounting Standards No. ("SFAS") 146 "Accounting for Costs Associated with Exit or Disposal Activities," as discussed in the section below.

     INCOME TAX ASSETS AND LIABILITIES. In establishing our deferred income tax assets and liabilities, we make judgments and interpretations based on the enacted tax laws and published tax guidance applicable to our operations. We record deferred tax assets and liabilities and evaluate the need for valuation allowances to reduce the deferred tax assets to realizable amounts. The likelihood of a material change in our expected realization of these assets is dependent on future taxable income, our ability to use foreign tax credit carryforwards and carrybacks, final U.S. and foreign tax settlements, and the effectiveness of our tax planning strategies in the various relevant jurisdictions. We are also subject to examination of our income tax returns for multiple years by the Internal Revenue Service and other tax authorities. We periodically assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. Changes to our income tax provision or in the valuation of the deferred tax assets and liabilities may affect our annual effective income tax rate.

     DERIVATIVES, FOREIGN EXCHANGE, AND INTEREST RATE MANAGEMENT ACTIVITIES. We recognize all derivatives as assets and liabilities at their fair values. The fair values are determined using widely accepted valuation models and reflect assumptions about currency fluctuations based on current market conditions. The fair values of derivative instruments used to manage currency exposures are sensitive to changes in market conditions and to changes in the timing and amounts of forecasted exposures. We actively manage foreign currency exposures on an economic basis, using forecasts to develop exposure positions to maximize the U.S. dollar value over the long term. Not all exposure management activities and foreign currency derivative instruments will qualify for hedge accounting treatment. Changes in the fair values of those derivative instruments that do not qualify for hedge accounting are recorded in "Other (income) expense, net" in the consolidated statement of operations. As a result, net income may be subject to volatility. The derivative instruments that do qualify for hedge accounting currently hedge our net investment position in our subsidiaries. For these instruments, we document the hedge designation by identifying the hedging instrument, the nature of the risk being hedged and the approach for measuring hedge effectiveness. Changes in fair values of derivative instruments that do qualify for hedge accounting are recorded in the "Accumulated other comprehensive income (loss)" section of Stockholders' Deficit.

     We are exposed to interest rate risk. It is our policy and practice to use derivative instruments to manage and reduce interest rate exposures using a mix of fixed and variable rate debt. For transactions that do not qualify for hedge accounting or in which management has elected not to designate transactions for hedge accounting, changes in fair value are recorded in earnings.

NEW ACCOUNTING STANDARDS

     The Financial Accounting Standards Board ("FASB") issued SFAS 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets" in July 2001. SFAS 141 requires that all business combinations be accounted for using the purchase method. SFAS 141 also specifies criteria for recognizing and reporting intangible assets apart from goodwill. SFAS 142 requires that goodwill and indefinite lived intangible assets not be amortized but instead tested for impairment in accordance with the provisions of SFAS 142 at least annually and more frequently upon the occurrence of certain events (see "Impairment of Long-Lived Assets" below). SFAS 142 also requires that all other intangible assets be amortized over their useful lives. We adopted SFAS 141 and SFAS 142 effective November 25, 2002. Beginning November 25, 2002, we discontinued the amortization of goodwill and indefinite lived intangible assets. Prior to November 25, 2002, goodwill and trademarks were amortized over an estimated useful life of 40 years.

     As of August 24, 2003 and November 25, 2002, our goodwill for both periods was $199.9 million, net of accumulated amortization of $151.6 million. As of August 24, 2003 and November 25, 2002, our trademarks were $42.9 million, net of accumulated amortization of $34.6 million and $42.8 million, net of accumulated amortization of $34.5 million, respectively. Our remaining identifiable intangible assets as of August 24, 2003 were not material. Amortization expense for goodwill and trademarks for 2002 was $8.8 million and $1.9 million, respectively. We do not expect future amortization expense with respect to our intangible assets as of August 24, 2003 to be material. As of November 25, 2002, our net book value for goodwill, trademarks, and other identifiable intangibles was $199.9 million, $42.8 million and $0.7 million, respectively.

     We adopted the provisions of SFAS 143, "Accounting for Asset Retirement Obligations," effective November 25, 2002. SFAS 143 changes the way companies recognize and measure retirement obligations that are legal obligations and result from the acquisition, construction, development or operation of long-lived tangible assets. Our primary asset retirement obligations relate to certain leasehold improvements in our Americas business for which an asset retirement obligation has been recorded. The adoption of SFAS 143 did not have a material impact on our consolidated financial condition or results of operations.

     We adopted the provisions of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective November 25, 2002. This statement supercedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 requires that the same accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and it broadens the presentation of discontinued operations to include more disposal transactions. At August 24, 2003, we had approximately $1.9 million of long-lived assets held for sale. The adoption of SFAS 144 did not have a material impact on our consolidated financial condition or results of operations.

     We adopted the provisions of SFAS 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," effective November 25, 2002. SFAS 145 prohibits presentation of gains and losses from extinguishment of debt as extraordinary items unless such items meet the criteria for classification as extraordinary items pursuant to APB Opinion No.
30. As a result, for the three and nine months ended August 24, 2003, we presented losses of $0.8 million and $15.2 million, respectively, on early extinguishment of our debt in "Other (income) expense, net" in the accompanying 2003 consolidated statements of operations. The losses primarily relate to the write-off of unamortized bank fees on the 2001 bank credit facility and the repurchase of $327 million in principal amount of our 6.80% notes due November 2003.

     SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities," was effective prospectively for qualifying exit or disposal activities initiated after December 31, 2002, and nullifies Emerging Issues Task Force ("EITF") Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." The timing for expense recognition for restructuring initiatives under SFAS 146 differs from that under EITF 94-3. The adoption of SFAS 146 will not have a material impact on our consolidated financial condition or results of operations.

     The FASB issued Interpretation No. ("FIN") 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34," dated November 2002. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. FIN 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 31, 2002. The initial recognition and measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002, and did not have a material effect on our consolidated financial condition or results of operations.

     In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." FIN 46 addresses the consolidation by business enterprises of variable interest entities, as defined in the Interpretation. FIN 46 expands existing accounting guidance regarding when a company should include in its financial statements the assets, liabilities and activities of another entity. Many variable interest entities have commonly been referred to as special-purpose entities or off-balance sheet structures. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003. Since we do not have any variable interests in variable interest entities, the adoption of FIN 46 did not have any effect on our consolidated financial condition or results of operations.

     The FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," dated April 2003. The purpose of SFAS 149 is to amend and clarify financial accounting and reporting for derivative instruments and hedging activities under SFAS 133. SFAS 149 amends SFAS 133 for decisions made: (i) as part of the Derivatives Implementation Group process that requires amendment to SFAS 133, (ii) in connection with other FASB projects dealing with financial instruments, and (iii) in connection with the implementation issues raised related to the application of the definition of a derivative. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for designated hedging relationships after June 30, 2003. The adoption of SFAS 149 did not have any material effect on our consolidated financial condition or results of operations.

STATEMENT REGARDING FORWARD-LOOKING DISCLOSURE

     This report includes forward-looking statements about:
     o general economic and retail conditions;
     o sales performance and trends;
     o new product introductions;
     o incentive and promotional activities;
     o retailer margins;
     o retail conditions;
     o wholesale price reductions;
     o marketing and advertising initiatives;
     o debt repayment and liquidity;
     o gross margins;
     o capital expenditures;
     o income tax audit settlements and payments;
     o restructuring charges and related expenses;
     o plant closures and their impact on our competitiveness, costs and resources;
     o workforce reductions; and
     o other matters.

     We have based these forward-looking statements on our current assumptions, expectations and projections about future events. When used in this document, the words "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words.

      These forward-looking statements are subject to risks and uncertainties including, without limitation:
     o changing domestic and international retail environments;
     o risks related to the impact of consumer and customer reactions to new products including entry into mass channel;
     o order completion by retailers;
     o the effectiveness of our promotion and incentive programs with retailers;
     o changes in the level of consumer spending or preferences in apparel;
     o dependence on key distribution channels, customers and suppliers;
     o the impact of competitive products and pricing pressures;
     o unanticipated adverse income tax audit settlements and related payments;
     o changing fashion trends;
     o our supply chain executional performance;
     o changes in credit ratings;
     o ongoing price and other competitive pressures in the apparel industry;
     o trade restrictions and tariffs;
     o political or financial instability in countries where our products are manufactured; and
     o other risks detailed in our annual report on Form 10-K for the year ended November 24, 2002, registration statements and other filings with the Securities and Exchange Commission.

     Our actual results might differ materially from historical performance or current expectations. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 3.   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

DERIVATIVE FINANCIAL INSTRUMENTS

     We are exposed to market risk primarily related to foreign exchange, interest rates and, indirectly through fabric prices, the price of cotton. We actively manage foreign currency and interest rate risks with the objective of reducing fluctuations in actual and anticipated cash flows by entering into a variety of derivative instruments including spot, forwards, options and swaps. We are exposed to credit loss in the event of nonperformance by the counterparties to the foreign exchange contracts. However, we believe these counterparties are creditworthy financial institutions and do not anticipate nonperformance. We currently do not manage our exposure to the price of cotton with derivative instruments. We hold derivative positions only in currencies to which we have exposure.

     The tables below give an overview of the fair values of derivative instruments reported as an asset or liability and the realized and unrealized gains and losses associated with our foreign exchange management activities reported in "Other (income) expense, net." The derivatives expire at various dates until February 2004.


                                         AUGUST 24,           NOVEMBER 24,
                                            2003                  2002
                                      -----------------     -----------------
                                         FAIR VALUE            FAIR VALUE
                                      ASSET (LIABILITY)     ASSET (LIABILITY)
                                      -----------------     -----------------
                                            (DOLLARS IN THOUSANDS)

RISK EXPOSURES
FOREIGN EXCHANGE MANAGEMENT
    Sourcing                               $ 4,512              $(3,636)

    Net Investment                           5,415                  303

    Yen Bond                                    92                   --

    Royalties                                  179                1,189

    Cash Management                          3,904                  (82)

    Euro Notes Offering                    (3,596)                 (625)
                                           -------              -------

        TOTAL                              $10,506              $(2,851)
                                           =======              =======

------------------------------------------------------------------------------------------------------------------------------------
                                 THREE MONTHS ENDED         THREE MONTHS ENDED         NINE MONTHS ENDED        NINE MONTHS ENDED
                                   AUGUST 24, 2003            AUGUST 25, 2002           AUGUST 24, 2003          AUGUST 25, 2002
------------------------------------------------------------------------------------------------------------------------------------
                               OTHER (INCOME) EXPENSE     OTHER (INCOME) EXPENSE    OTHER (INCOME) EXPENSE   OTHER (INCOME) EXPENSE
------------------------------------------------------------------------------------------------------------------------------------
 (DOLLARS IN THOUSANDS)        REALIZED     UNREALIZED    REALIZED     UNREALIZED    REALIZED   UNREALIZED    REALIZED    UNREALIZED
------------------------------------------------------------------------------------------------------------------------------------
 FOREIGN EXCHANGE
 MANAGEMENT:
    Sourcing                     $ 2,753     $ (9,302)     $49,903      $(19,181)    $35,234      $(8,150)    $ 51,651     $ 9,608
    Net Investment                   244         (285)      11,079        (5,102)      2,190          527       10,829      (2,034)
    Yen Bond                          81          (92)          --            --         104          (92)          --          --
    Royalties                        142         (220)      (8,222)         (956)      3,273        1,009      (17,800)       (514)
    Cash Management               (1,660)      (4,600)      (7,421)        6,117      11,977       (3,986)      (1,052)      2,372
    Euro Notes Offering              829        4,215       (6,743)          523       4,362        2,972      (10,280)     (1,632)
                                 -------     --------      -------      --------     -------      -------     --------     -------
      TOTAL                      $ 2,389     $(10,284)     $38,596      $(18,599)    $57,140      $(7,720)    $ 33,348     $ 7,800
                                 =======     ========      =======      ========     =======      =======     ========     =======
------------------------------------------------------------------------------------------------------------------------------------

 INTEREST RATE MANAGEMENT        $    --     $     --      $    --      $     --     $    --      $    --     $2,266(1)    $(2,266)
                                 =======     ========      =======      ========     =======      =======     ========     =======
------------------------------------------------------------------------------------------------------------------------------------

(1) Recorded as an increase to interest expense.


FOREIGN EXCHANGE RISK

     Foreign exchange market risk exposures are primarily related to cash management activities, raw material and finished goods purchases (sourcing), net investment positions, bond issuances and royalty flows from affiliates.

     We use a variety of derivative instruments, including forward, swap and option contracts, to protect against foreign currency exposures related to sourcing, net investment positions, royalties, bond issuances and cash management.

     We calculate our maximum allowable level of loss based on a percentage of the total forecasted currency exposures. The allowable percentage loss depends on various elements including our leverage ratio as defined in our foreign exchange policy. We implemented this policy in 2001. For 2002 and 2003, the policy permitted a 6% loss against a set of benchmark rates. The allowable loss for 2003 and 2002 was approximately $25 million and $45 million, respectively.

     At August 24, 2003, we had U.S. dollar spot and forward currency contracts to buy $746.0 million and to sell $310.8 million against various foreign currencies. These contracts are at various exchange rates and expire at various dates until February 2004.

     At August 24, 2003, we bought U.S. dollar option contracts resulting in a net long position against various foreign currencies of $69.8 million, should the options be exercised. To finance the premium related to bought options, we sold U.S. dollar options resulting in a net long position against various currencies of $5.0 million, should the options be exercised. The option contracts are at various strikes and expire at various dates until October 2003.

     For more information about market risk, see Notes 7, 8 and 9 to the Consolidated Financial Statements.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        LEVI STRAUSS & CO.

DATE: October 10, 2003                  By:        /s/  WILLIAM B. CHIASSON
                                               --------------------------------
                                        Name:        William B. Chiasson
                                        Title: Senior Vice President and Chief
                                                      Financial Officer